    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 2000


                                                      REGISTRATION NO. 333-92523

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                   UNDER THE

                             SECURITIES ACT OF 1933
                                 --------------

               U S WEST, INC.                                   U S WEST

          (formerly "USW-C, Inc.")                         CAPITAL FUNDING, INC.

          (Exact name of each registrant as specified in its charter)

          DELAWARE                         4811                         COLORADO
(State or other jurisdiction                                  (State or other jurisdiction
             of                                                            of
      incorporation or         (Primary Standard Industrial         incorporation or
        organization)           Classification Code Number)           organization)
         84-0953188                                                    84-1028672
      (I.R.S. Employer                                              (I.R.S. Employer
   Identification Number)                                        Identification Number)

                             1801 CALIFORNIA STREET
                             DENVER, COLORADO 80202
                                 (303) 672-2700

         (Address, including zip code, and telephone number, including area code, of both registrants' principal executive offices)

                           THOMAS O. MCGIMPSEY, ESQ.
                                 U S WEST, INC.
                       1801 CALIFORNIA STREET, SUITE 5100
                             DENVER, COLORADO 80202
                                 (303) 672-2700

 (Name, address, including zip code, and telephone number of agent for service for both registrants)

                                   COPIES TO:

                             DENNIS J. BLOCK, ESQ.
                         CADWALADER, WICKERSHAM & TAFT
                                100 MAIDEN LANE
                            NEW YORK, NEW YORK 10038
                                 (212) 504-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.
                                 --------------


    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  THIS PROSPECTUS, DATED FEBRUARY 4, 2000, IS


                      SUBJECT TO COMPLETION AND AMENDMENT

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                     [LOGO]

                         U S WEST CAPITAL FUNDING, INC.

                    Offer to exchange all of our Outstanding
                $1,150,000,000 6 7/8% Notes due August 15, 2001

                                      for

                $1,150,000,000 6 7/8% Notes due August 15, 2001
          which have been registered under the Securities Act of 1933

                     PAYMENT OF PRINCIPAL, PREMIUM, IF ANY,
     AND INTEREST ON THE NEW 6 7/8% NOTES IS UNCONDITIONALLY GUARANTEED BY

                                 U S WEST, INC.


Our offer to exchange old 6 7/8% Notes for new 6 7/8% Notes which have been registered under the Securities Act of 1933, will be open until 5:00 p.m. New York City Time, on March 15, 2000, unless we extend the offer.


If the anticipated merger with Qwest Communications International Inc. is consummated, U S WEST will be merged with and into Qwest, and Qwest will become the guarantor of the old and new 6 7/8% Notes. See "RECENT DEVELOPMENTS--MERGER WITH QWEST" on page 9.


Application has been made to list the new 6 7/8% Notes on the Luxembourg Stock Exchange. There will be no active domestic public market for the new 6 7/8% Notes.


YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US AND U S WEST WHICH IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. YOU CAN OBTAIN DOCUMENTS CONTAINING THIS INFORMATION THROUGH US OR THE SECURITIES AND EXCHANGE COMMISSION. DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE, EXCLUDING ALL EXHIBITS, UNLESS WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AN EXHIBIT IN THIS PROSPECTUS. YOU MAY OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM: INVESTOR RELATIONS, U S WEST, INC.,
1801 CALIFORNIA STREET, DENVER, COLORADO 80202, TELEPHONE NUMBER
(303) 896-1277. SEE "WHERE YOU CAN FIND MORE INFORMATION."


If you would like to request documents from us, please do so by March 8, 2000 to receive them before the exchange offer expires.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is             , 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Forward-Looking Information May Prove Inaccurate............      1
Where You Can Find More Information.........................      2
Prospectus Summary..........................................      3
Risk Factors................................................      7
U S WEST Capital Funding, Inc...............................      9
U S WEST, Inc...............................................      9
Recent Developments.........................................      9
Management..................................................     13
The Exchange Offer..........................................     17
Use of Proceeds.............................................     24
Capitalization of U S WEST, Inc.............................     25
Ratio of Earnings to Fixed Charges..........................     25
Capitalization of U S WEST Capital Funding, Inc.............     26
Description of New 6 7/8% Notes.............................     27
Registration Rights.........................................     37
Certain U.S. Federal Tax Considerations.....................     40
Plan of Distribution........................................     43
Legal Matters...............................................     44
Experts.....................................................     44
General Information.........................................     44

This prospectus was prepared by us and U S WEST and includes particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to us and U S WEST. We and U S WEST confirm, having made all reasonable inquiries, that to the best of our and its knowledge and belief, there are no other material facts the omission of which would make any statement in this prospectus misleading in any material respect.

                FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

Some of the information presented in this prospectus or incorporated by reference herein constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although U S WEST believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its businesses and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that could cause actual results to differ from expectations include:

    - greater than anticipated competition from new entrants into the local exchange, intraLATA toll, wireless, data and directories markets, causing loss of customers and increased price competition;

    - changes in demand for U S WEST products and services, including optional custom calling features;


    - higher than anticipated employee levels, capital expenditures and operating expenses (such as costs associated with interconnection);


    - the loss of significant customers;

    - pending and future state and federal regulatory changes affecting the telecommunications industry, including changes that could have an impact on the competitive environment and service pricing in the local exchange market;

    - acceleration of the deployment of additional services and/or advanced new services to customers, such as broadband data, wireless and video services, which would require substantial expenditure of financial and other resources;

    - changes in economic conditions in the various markets served by U S WEST's operations;

    - higher than anticipated start-up costs associated with new business opportunities;

    - delays in U S WEST's ability to begin offering interLATA long-distance services;


    - timing, cost and consumer acceptance of broadband services, including telephony, data, video and wireless services;


    - delays in the development of anticipated technologies or the failure of such technologies to perform according to expectations; and

    - timing and completion of the recently announced merger with Qwest and the subsequent integration of the businesses of the two companies. See "RECENT DEVELOPMENTS--MERGER WITH QWEST."

To the extent that this prospectus contains forward-looking information regarding Qwest, please see the forward-looking information safe harbor statements contained in documents Qwest has filed with the Securities and Exchange Commission (the "SEC" or the "Commission").

To the extent that this prospectus contains forward-looking information regarding the anticipated merger with Qwest, please see "RISK FACTORS--RISK FACTORS RELATED TO THE MERGER WITH QWEST."

You should not construe these cautionary statements as an exhaustive list or as any admission by U S WEST regarding the adequacy of its disclosures. U S WEST cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by its forward-looking statements or other statements. In addition, you are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear.

U S WEST does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                      WHERE YOU CAN FIND MORE INFORMATION

U S WEST files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document it files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549, and in New York, New York, and Chicago, Illinois. For further information on the public reference rooms, please call the SEC at 1-800-SEC-0330. U S WEST's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, its SEC filings may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to "incorporate by reference" into this prospectus certain information that U S WEST files with the SEC, which means that we can disclose important information to you by referring to that information in this prospectus. Information incorporated by reference is considered a part of this prospectus, and later information filed with the SEC will automatically update and supersede previous information. We incorporate by reference the documents listed below and any future filings (including filings made after the date on which the registration statement was initially filed with the SEC and before the registration statement becomes effective) made by U S WEST with the SEC under Sections 13(a), 13(c), 14, 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

    - U S WEST's Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A filed March 24, 1999;


    - U S WEST's Current Reports on Form 8-K filed January 13, 1999,
      January 15, 1999, January 22, 1999, February 23, 1999, February 25, 1999,
      February 26, 1999, April 7, 1999, April 22, 1999, May 12, 1999, May 18,
      1999, May 21, 1999, May 26, 1999, June 18, 1999, June 22, 1999, July 7,
      1999, July 21, 1999, July 26, 1999, as amended by Form 8-K/A filed
      July 27, 1999, September 20, 1999, October 22, 1999, November 2, 1999,
      January 4, 2000 and January 26, 2000;



    - U S WEST's Tender Offer Statement on Schedule 14D-1 and Schedule 13D filed May 21, 1999, as amended May 24, 1999, June 7, 1999, June 11, 1999,
      June 18, 1999, June 18, 1999, June 21, 1999, June 24, 1999, June 29, 1999,
      August 16, 1999 and December 21, 1999;


    - U S WEST's Proxy Statement on Schedule 14A dated September 17, 1999; and

    - U S WEST's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

You may obtain a copy of these filings, at no cost, by writing or telephoning U S WEST, or by contacting Investor Relations through an e-mail link on U S WEST's web page, at:

Investor Relations
U S WEST, Inc.
1801 California Street
Denver, Colorado 80202
(303) 896-1277
http://www.uswest.com


Copies of these documents, and any future annual and interim reports filed by U S WEST with the SEC, will also be available, free of charge, at the principal office of Kredietbank S.A. Luxembourgeoise, Corporate Trust Department, 43, Boulevard Royal, L-2955, Luxembourg, telephone number 352 4797 3913. Separate financial statements of Capital Funding are not publicly available.


You should rely only on the information in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these debt securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

                               PROSPECTUS SUMMARY

WHO WE ARE

U S WEST Capital Funding, Inc. (the "Company" or "Capital Funding" which may be referred to as "we," "us," or "our") is a wholly owned subsidiary of U S WEST, Inc. ("U S WEST"). We provide financing to U S WEST and its affiliates by issuing debt guaranteed by U S WEST. We are a Colorado corporation and our principal executive offices are located at 1801 California Street, Denver, Colorado 80202, telephone number (303) 672-2700.

U S WEST is a diversified communications company providing services principally to customers in a 14-state mountain and western region of the United States. This region is comprised of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. U S WEST's services include telecommunications and related services, wireless services, high-speed data and Internet services, and directory services. The major component of U S WEST is U S WEST Communications, Inc., which has more than 25 million residential and business customers for communication services. U S WEST is a Delaware corporation and its principal executive offices are located at 1801 California Street, Denver, Colorado 80202, telephone number (303) 672-2700. U S WEST has one class of common stock, par value $.01 per share. For additional information, please refer to the documents we have incorporated by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

THE EXCHANGE OFFER


On August 25, 1999, we issued $1,150,000,000 aggregate principal amount of 6 7/8% Notes (the "old 6 7/8% Notes") to certain initial purchasers in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The terms of the new 6 7/8% Notes ("new 6 7/8% Notes") and the old 6 7/8% Notes are substantially identical in all material respects, except that the new 6 7/8% Notes will be freely transferable by the holders, except as otherwise provided in this prospectus.


We are offering to exchange $1,000 principal amount of new 6 7/8% Notes (together with the old 6 7/8% Notes, the "6 7/8% Notes") in exchange for each $1,000 principal amount of old 6 7/8% Notes (the "exchange offer").

The new 6 7/8% Notes issued in the exchange offer may be offered for resale or resold by holders without having to comply with the registration and prospectus delivery requirements of the Securities Act, provided that:

    - the new 6 7/8% Notes are acquired in the ordinary course of the holders' business and the holders have no arrangement with any person to engage in a distribution of new 6 7/8% Notes, and

    - the holders are not "affiliates" of U S WEST or broker-dealers who purchased old 6 7/8% Notes directly from us to resell under Rule 144A or any other available exemption under the Securities Act.

Each holder, other than a broker-dealer, must acknowledge that it is not engaged in and does not intend to engage in a distribution of the new 6 7/8% Notes and has no arrangement to participate in a distribution of new 6 7/8% Notes. Each broker-dealer that receives new 6 7/8% Notes for its own account in the exchange offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new
6 7/8% Notes. Broker-dealers who acquired old 6 7/8% Notes directly from us and not as a result of market-making activities or other trading activities may not participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the old 6 7/8% Notes.


EXPIRATION DATE........................  The exchange offer will expire at 5:00 p.m., New York City time, on March 15, 2000, or a later date and time to which we extend it (the "expiration date").

WITHDRAWAL.............................  The tender of the old 6 7/8% Notes in the exchange offer may be withdrawn at any time prior to 5:00 p.m., New York
                                         City time, on March 15, 2000, or a later date and time to
                                         which we extend the offer.

INTEREST ON THE NEW 6 7/8% NOTES AND
  THE OLD 6 7/8% NOTES.................  Interest on the new 6 7/8% Notes will accrue from the date of the original issuance of the old 6 7/8% Notes or from
                                         the date of the last periodic payment of interest on the
                                         old 6 7/8% Notes, whichever is later. No additional
                                         interest will be paid on the old 6 7/8% Notes tendered and accepted for exchange. However, old 6 7/8% Notes which are not tendered or accepted for exchange will continue to
                                         accrue interest.

PROCEDURES FOR TENDERING OLD 6 7/8%
  NOTES................................  To accept the exchange offer, you must complete, sign and date a copy of the letter of transmittal and mail or
                                         otherwise deliver it, together with the old 6 7/8% Notes
                                         and any other required documentation, to the exchange
                                         agent at the address set forth in this prospectus. Persons holding the old 6 7/8% Notes through the Depository Trust
                                         Company and wishing to accept the exchange offer must do
                                         so under the Depository Trust Company's automated tender
                                         offer program. Under this program, each tendering
                                         participant will agree to be bound by the letter of
                                         transmittal.

EXCHANGE AGENT.........................  Our principal exchange agent is Bank One Trust Company,
                                         National Association. For Luxembourg holders, our exchange agent in Luxembourg is Kredietbank S.A. Luxembourgeoise.

FEDERAL INCOME TAX CONSIDERATIONS......  In the opinion of our counsel, the exchange of old 6 7/8%
                                         Notes for new 6 7/8% Notes in the exchange offer will not
                                         be a taxable exchange for United States federal income tax purposes.

EFFECT OF NOT TENDERING................  Old 6 7/8% Notes that are not tendered or that are tendered but not accepted will continue to be subject to
                                         the existing restrictions on transfer. We will have no
                                         further obligation to register the old 6 7/8% Notes under
                                         the Securities Act.

THE NEW 6 7/8% NOTES

Some of the terms and conditions described below are subject to important limitations and exceptions. The "DESCRIPTION OF NEW 6 7/8% NOTES" section of this prospectus beginning on page 27 contains a more detailed description of the terms and conditions of the new 6 7/8% Notes.


ISSUER.................................  U S WEST Capital Funding, Inc., a Colorado corporation.

GUARANTOR..............................  U S WEST, Inc., a Delaware corporation. If the anticipated merger with Qwest Communications International Inc.
                                         ("Qwest") is consummated, U S WEST will be merged with and into Qwest, and Qwest will become the guarantor of the
                                         6 7/8% Notes. See "RECENT DEVELOPMENTS--MERGER WITH
                                         QWEST."

SECURITIES OFFERED.....................  $1,150,000,000 principal amount of new 6 7/8% Notes due
                                         2001.

MATURITY...............................  August 15, 2001.

INTEREST RATE..........................  6 7/8% per annum, calculated using a 360-day year of twelve 30 day months.

INTEREST PAYMENT DATES.................  February 15, 2000, August 15, 2000, February 15, 2001, and
                                         August 15, 2001.

RANKING................................  The new 6 7/8% Notes will rank equally with all of our other unsecured and unsubordinated indebtedness. As of
                                         September 30, 1999, we had approximately $6.8 billion of
                                         debt outstanding, not counting debt of U S WEST's other
                                         subsidiaries.

                                         The 6 7/8% Notes are obligations guaranteed by U S WEST,
                                         and if the merger with Qwest is consummated, Qwest will
                                         become the guarantor of the 6 7/8% Notes. Each of
                                         U S WEST and Qwest is a holding company with no material
                                         assets other than the stock of its subsidiaries. Both
                                         U S WEST's and Qwest's subsidiaries conduct substantially
                                         all of their respective operations and own substantially
                                         all of their respective assets at the subsidiary level. As a result, the 6 7/8% Notes effectively rank junior to all
                                         existing and future debt, trade payables and other
                                         liabilities of U S WEST's subsidiaries other than Capital
                                         Funding before the merger, and the subsidiaries of Qwest
                                         after the merger.

OPTIONAL REDEMPTION....................  We can redeem the 6 7/8% Notes at any time at a redemption price determined as described under "DESCRIPTION OF NEW
                                         6 7/8% NOTES--OPTIONAL REDEMPTION" on page 28.

LISTING................................  Application has been made to list the new 6 7/8% Notes on the Luxembourg Stock Exchange.


RISK FACTORS

We urge you to carefully review the risk factors beginning on page 7 for a discussion of factors you should consider before exchanging your old 6 7/8% Notes for new 6 7/8% Notes.

                   SELECTED FINANCIAL DATA FOR U S WEST, INC.

The table below shows selected historical financial information for U S WEST. The information has been prepared using the consolidated financial statements of U S WEST as of the dates indicated and for each of the fiscal periods presented. Interim operating results are not necessarily indicative of results that may be expected for the full year (in millions).


                                                                                                             (UNAUDITED)
                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                                YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                  ----------------------------------------------------   -------------------
                                                    1994       1995       1996       1997       1998       1998       1999
                                                  --------   --------   --------   --------   --------   --------   --------
Operating revenues..............................  $10,132    $10,508    $11,168    $11,479    $12,378    $ 9,174    $ 9,691
Operating expenses..............................    7,616      7,931      8,356      8,703      9,329      6,876      7,201
Operating income................................    2,516      2,577      2,812      2,776      3,049      2,298      2,490
Income before extraordinary item and cumulative
  effect of change in accounting principle(1)...    1,403      1,431      1,501      1,527      1,508      1,140        936
Net income(2)...................................    1,403      1,423      1,535      1,524      1,508      1,140      1,176
Pro forma income(3).............................        *          *          *          *      1,436      1,068          *
Total assets....................................   16,317     16,960     17,279     17,667     18,407     18,061     21,275
Total debt(4)...................................    6,147      6,782      6,545      5,715      9,919      9,833     13,133
Debt to total capital ratio.....................     64.7%      65.0%      61.6%      56.7%      92.9%      94.0%      97.3%
EBITDA(5).......................................  $ 4,444    $ 4,644    $ 4,970    $ 4,939    $ 5,248    $ 3,923    $ 4,253
Interest expense................................      381        429        448        405        543        378        519
Capital expenditures............................    2,513      2,770      2,831      2,672      2,905      1,920      2,819
Telephone network access lines in service
  (thousands)...................................   14,299     14,795     15,424     16,033     16,601     16,408     16,912
Billed access minutes of use (millions):
  Interstate....................................   43,768     47,801     52,039     55,362     58,927     43,868     46,207
  Intrastate....................................    8,507      9,504     10,451     11,729     12,366      9,206      9,625
Total employees.................................   55,246     54,552     51,477     51,110     54,483     53,758     56,634
Telephone company employees.....................   47,493     47,934     45,427     43,749     46,310     45,654     47,758
Telephone company employees per 10,000 access
  lines.........................................     33.2       32.4       29.5       27.3       27.9       27.8       28.2
Dividends paid on common stock..................        *          *    $   939    $   992    $ 1,056    $   787    $   917


------------------------------

(1) 1999 income includes terminated merger-related expenses of $282. 1998 income includes separation expenses of $68 associated with the separation (the "Separation") of U S WEST's former parent company ("Old U S WEST") into two independent companies and an asset impairment charge of $21. 1997 income includes a $152 regulatory charge related primarily to the 1997 Washington State Supreme Court ruling that upheld a Washington rate order, a gain of $32 on the sale of an interest in Bell Communications Research, Inc. and a gain of $48 on the sales of local telephone exchanges. 1996 income includes a gain of $36 on the sales of local telephone exchanges and the current effect of $15 from adopting Statement of Financial Accounting Standards ("FAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." 1995 income includes a gain of $85 on the sales of local telephone exchanges and costs of $8 associated with a 1995 recapitalization. 1994 income includes a gain of $51 on the sales of local telephone exchanges.


(2) 1999 net income includes $240 for the cumulative effect of a change in accounting principle related to recognizing directory publishing revenues and expenses from the "deferral" method to the "point of publication" method. Prior to 1999, Dex recognized revenues and expenses related to publishing directories using the "deferral" method, under which revenues and expenses were recognized over the lives of the directories, generally one year. Effective the fourth quarter of 1999, Dex changed to the "point of publication" method of accounting, which recognizes revenues and expenses at the time the related directory is published. The change in methodology was made to align our revenue and expense policy with the earnings process and to better reflect the operating activity of the business. 1997 net income was reduced by an extraordinary charge of $3 for the early extinguishment of debt. 1996 net income includes a gain of $34 for the cumulative effect of the adoption of FAS No. 121. 1995 net income was reduced by an extraordinary item of $8 for the early extinguishment of debt.


(3) Pro forma income reflects the incremental interest expense associated with the U S WEST Dex indebtedness assumed in the Separation ("Dex Indebtedness") from the beginning of the period through the Separation date.

(4) 1998 and 1999 debt includes $3,900 of Dex Indebtedness.

(5) Earnings before interest, taxes, depreciation, amortization and other ("EBITDA"). U S WEST considers EBITDA an important indicator of the operational strength and performance of its business. EBITDA, however, should not be considered as an alternative to operating or net income as an indicator of the performance of U S WEST's business or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles.

*   Information has not been presented.

                                  RISK FACTORS

You should carefully consider the following discussion of risks, and the other information included or incorporated by reference in this prospectus in evaluating us and U S WEST and our and their business before participating in the exchange offer:

RISK FACTORS RELATED TO THE EXCHANGE

Holders of old 6 7/8% Notes who do not exchange their old 6 7/8% Notes for new 6 7/8% Notes will continue to be subject to the restrictions on transfer of the old 6 7/8% Notes, as set forth in the legends on the old 6 7/8% Notes. The old 6 7/8% Notes may not be offered or sold unless they are registered under the Securities Act or are exempt from registration. See "THE EXCHANGE OFFER."

RISK FACTORS RELATED TO THE MERGER WITH QWEST

U S WEST and Qwest entered into an Agreement and Plan of Merger, dated as of July 18, 1999 and amended by Amendment No. 1, dated as of September 8, 1999 (the "Qwest Merger Agreement"), a copy of which is attached to U S WEST's Schedule 14A dated September 17, 1999. U S WEST and Qwest are independent companies and will continue to remain independent until the completion of the merger. Upon completion of the merger, holders of U S WEST common stock will receive, for each share of U S WEST common stock, subject to the collar and the cash option described in the Qwest Merger Agreement, shares of Qwest common stock having a value of $69. The merger is subject to the approval of the Federal Communications Commission ("FCC") and other state regulatory reviews.

DIFFICULTIES IN COMBINING OPERATIONS AND REALIZING SYNERGIES.

U S WEST and Qwest have entered into the Qwest Merger Agreement with the expectation that the merger will result in certain benefits, including operating efficiencies, cost savings, synergies and other benefits. Achieving the benefits of the merger will depend in part upon the integration of the businesses of U S WEST and Qwest in an efficient manner, which both companies believe will require considerable effort. In addition, the consolidation of operations will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenues, levels of expenses and operating results of the combined company. No assurance can be given that U S WEST and Qwest will succeed in integrating their operations in a timely manner or without encountering significant difficulties or that the expected operating efficiencies, cost savings, synergies and other benefits from such integration will be realized.

REGULATORY APPROVALS MAY BE DELAYED OR CONDITIONED.

Completion of the merger is conditioned on receipt of all material regulatory consents and approvals required under the applicable statutes, policies and rules governing the FCC and state public utility commissions. There can be no assurance that such approvals will be granted on a timely basis, or without materially adverse conditions which could affect the combined company's ability to service its debt, including the 6 7/8% Notes.

DIVESTITURE OF IN-REGION INTERLATA BUSINESS.

The Telecommunications Act of 1996 currently prohibits U S WEST from providing long distance telecommunications services between Local Access and Transport Areas (LATAs) within its 14 state region, and between these LATAs and locations outside its region. Upon the completion of the merger, the interLATA service prohibition also would apply to Qwest. Consequently, upon the completion of the merger, it is anticipated that Qwest will discontinue providing such interLATA services, and such services will be divested under separate agreements. There can be no assurance that the terms and conditions under which the divestitures will be made will permit Qwest to receive the full economic value of its in-region interLATA business. Furthermore, completion of the merger could be delayed if the necessary divestitures cannot be completed on a timely basis. The combined company will continue to provide long distance services outside the U S WEST region. The parties have anticipated some loss of out-of-region long distance business as a result of the discontinuance of in-region business. However, there can be no assurance that these losses will not be materially greater than expected or will not materially affect the combined company's ability to service its debt, including the 6 7/8% Notes.

FUTURE PROVISION OF INTERLATA SERVICES.


U S WEST and, upon completion of the merger, the combined company will be allowed to provide in-region interLATA services upon satisfaction of certain regulatory conditions primarily related to local exchange telephone competition. These restrictions will be lifted on a state by state basis following further proceedings in certain states in which U S WEST conducts business and at the FCC. U S WEST expects to file entry applications with a number of state public utility commissions for their review in 2000, with FCC filings following favorable state action, but there can be no assurance that they will be successful in that regard. Even after elimination of the interLATA restrictions the combined company's long distance operations will be subject to various regulatory constraints, including the requirement that interLATA services be offered through a subsidiary that is structurally separated from the combined company's local exchange services. There can be no assurance that these regulations will not have a material adverse effect on the combined company's ability to compete or will not materially affect its ability to service its debt, including the 6 7/8% Notes.


U S WEST IS DEPENDENT ON ITS SUBSIDIARIES FOR REPAYMENT OF DEBT.

The 6 7/8% Notes are obligations guaranteed by U S WEST, and, if the merger with Qwest is consummated, Qwest will become the guarantor of the 6 7/8% Notes. Each of U S WEST and Qwest is a holding company with no material assets other than the stock of its subsidiaries. Both U S WEST and Qwest conduct substantially all of their respective operations and own substantially all of their respective assets at the subsidiary level. As a result, the 6 7/8% Notes effectively will rank junior to all existing and future debt, trade payables and other liabilities of U S WEST's subsidiaries other than Capital Funding before the merger, and the subsidiaries of Qwest after the merger. The rights of U S WEST before the merger, and the rights of Qwest after the merger, and hence the rights of their respective creditors (including holders of the 6 7/8% Notes through U S WEST's guarantee of payment of principal, premium, if any, and interest (the "Guarantees")) to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary's creditors, except to the extent that claims of U S WEST or Qwest, as applicable, itself as a creditor of the subsidiary may be recognized. After the payment of the subsidiary's liabilities, the subsidiary may not have enough assets remaining to pay U S WEST before the merger and Qwest after the merger, to permit their respective creditors, including the holders of the 6 7/8% Notes through the Guarantees, to be paid.

OTHER RISKS

U S WEST may decide to accelerate the deployment of additional services and/or advanced new services to customers, such as broadband data, wireless and video services, which would require substantial expenditure of financial and other resources. Such acceleration could have a material adverse effect on U S WEST's financial condition or results of operations.

CREDIT RATINGS

After U S WEST announced on May 17, 1999 that it had entered into an agreement and plan of merger with Global Crossing Ltd., a Bermuda company ("Global Crossing") (as described under "RECENT DEVELOPMENTS" below), the ratings assigned to the senior unsecured indebtedness of U S WEST and our company were downgraded to Baa1 from A3 by Moody's Investors Services, Inc. ("Moody's"). Furthermore, due to uncertainty involving required approvals and other matters relating to the initial Global Crossing merger announcement, each of Moody's, Standard & Poor's Ratings Services ("Standard & Poor's"), and Duff & Phelps Credit Rating Co. ("Duff & Phelps") have placed the ratings assigned to U S WEST's and our senior unsecured indebtedness under review, in each case, with implications for possible downgrade. Following the announcement of the Qwest Merger Agreement, none of the ratings assigned to U S WEST's and our senior unsecured indebtedness were changed by Moody's, Duff & Phelps and Standard & Poor's. However, these ratings continue to be under review by the rating agencies. Because the proposed Qwest merger is not expected to be consummated before mid-2000, it is possible that U S WEST and our ratings will remain under review throughout much of the term of the 6 7/8% Notes and could affect the market value of the 6 7/8% Notes.

The current credit ratings for our and U S WEST's senior unsecured indebtedness are as follows:

        MOODY'S              STANDARD & POOR'S           DUFF & PHELPS
        -------              -----------------           -------------
          Baa1                       A-                        A

                         U S WEST CAPITAL FUNDING, INC.


We are a wholly-owned subsidiary of U S WEST. We provide financing to U S WEST and its affiliates by issuing debt guaranteed by U S WEST. We are a Colorado corporation, governed by Colorado law and were incorporated on June 10, 1986. Our principal executive offices are located at 1801 California Street, Denver, Colorado 80202, and our telephone number is (303) 672-2700.


                                 U S WEST, INC.


U S WEST is a diversified communications company providing services principally to customers in a 14-state mountain and western region of the United States. This region is comprised of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming. U S WEST's services include telecommunications and related services, wireless services, high-speed data and Internet services, and directory services. The major component of U S WEST is U S WEST Communications, Inc., which provides communications services to more than 25 million residential and business customers. U S WEST is a Delaware corporation, governed by Delaware law and was incorporated on December 23, 1997. Its principal executive offices are located at 1801 California Street, Denver, Colorado 80202, and its telephone number is (303) 672-2700. U S WEST has one class of common stock, par value $.01 per share. For additional information about U S WEST, please refer to the documents we have incorporated by reference. See "WHERE YOU CAN FIND MORE INFORMATION."


                              RECENT DEVELOPMENTS

MERGER WITH QWEST

On July 18, 1999, U S WEST and Qwest entered into the Qwest Merger Agreement, a copy of which is attached to U S WEST's Current Report on Form 8-K filed
July 21, 1999, which is incorporated by reference in this prospectus. U S WEST and Qwest are independent companies and will continue to remain independent until the completion of the merger. Upon completion of the merger, holders of U S WEST common stock will receive, for each share of U S WEST common stock, subject to the collar and the cash option described in the Qwest Merger Agreement, shares of Qwest common stock having a value of $69. The merger is subject to the approval of the FCC and other state regulatory reviews.


Prior to the execution of the Qwest Merger Agreement, U S WEST entered into a Termination Agreement (the "Termination Agreement") with Global Crossing, terminating the Agreement and Plan of Merger, dated as of May 16, 1999, between U S WEST and Global Crossing (the "Global Crossing Merger Agreement"). In connection with the Global Crossing Merger Agreement, U S WEST completed a cash tender offer for approximately 39 million shares of Global Crossing common stock at a price of $62.75 per share (the "Tender Offer"). As consideration for the termination of the Global Crossing Merger Agreement, U S WEST paid Global Crossing $140 million in cash and 2,231,076 shares of Global Crossing common stock. Qwest lent $140 million in cash to U S WEST to pay the cash portion and Qwest entered into an agreement to buy $140 million in services from Global Crossing. A copy of the Termination Agreement is attached to U S WEST's Current Report on Form 8-K filed July 21, 1999, which is incorporated by reference in this prospectus. In December 1999, we monetized a portion of our holdings in Global Crossing and sold 24 million Global Crossing shares for approximately $1.14 billion (before expenses).

QWEST

Qwest is a broadband, Internet communications services company with a high-capacity fiber optic communications network. Qwest's communications services business offers Internet and multimedia services as well as traditional voice communications services. Its Internet and multimedia services include services related to the transmission of image, data and voice information. Qwest provides services to business customers, governmental agencies and consumers in domestic and international markets. Qwest also provides wholesale services to other communications providers, including Internet service providers and other data service companies. Qwest's network uses both Internet communications technology and traditional telephone communications technology. Communications on the Internet are governed by Internet communications protocol, a standard that allows communication across the Internet regardless of the hardware and software used.


The Qwest Macro Capacity-Registered Trademark- Fiber Network, designed with the newest optical networking equipment for speed and efficiency, spans more than 24,500 miles in North America. In addition, KPNQwest, Qwest's European joint venture with KPN, the Dutch telecommunications company, is building and will operate a high-capacity European fiber optic, Internet-based network that will span 9,150 miles when it is completed in 2001.


Qwest has a 1,400-route-mile extension of the U.S. network into Mexico and owns capacity on three undersea systems linking the network to Europe. Qwest is also part of a consortium of communications companies that is building a submarine 13,125-mile, four-fiber pair cable system connecting the U.S. to Japan that is expected to be capable of transmitting information at the rate of 640 gigabits per second.


Qwest is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Such information may be examined and copies may be obtained from the SEC as described under "WHERE YOU CAN FIND MORE INFORMATION." Such information should also be on file at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. U S WEST encourages you to read such reports in their entirety and to review other publicly available information about Qwest before making an investment decision.


The information contained in this section of the prospectus regarding Qwest has been derived from the publicly available documents described in the preceding paragraph. Neither we nor U S WEST have independently verified the accuracy or completeness of the Qwest information, and neither we nor U S WEST makes any representation or warranty, express or implied, regarding the Qwest information contained in this prospectus.

REASONS FOR THE MERGER

In the past several years, the communications industry has experienced a significant increase in mergers, acquisitions and consolidations among local service providers, long distance providers, broadband Internet providers, cable television companies and other emerging technology companies. These industry changes have resulted from significant competitive, regulatory and technological changes over the last few years and are an indication that the most effective competitors in the communications industry are expected to be those companies that offer the most complete array of products and services without geographic limitations. Strong national and international players, which have formed and are forming through mergers, acquisitions and alliances, are looking to lead the telecommunications industry by offering customers one-stop shopping for their communications services, including broadband Internet services.

U S WEST's strategy is to provide customers with integrated advanced communications products and services through its enhanced network capacity and capability, custom calling features, integration of wireline and wireless services, and its broadband Internet products and services. Through its directories business, U S WEST also provides directory services throughout its 14-state region, and is expanding that service onto the Internet through electronic publishing. By combining, U S WEST expects to bring together U S WEST's innovative local communications and broadband Internet access capability with Qwest's advanced network and broadband Internet service capability. Through this combination, U S WEST believes that the combined company will be able to offer customers in the United States and worldwide more choices and greater access to next generation telecommunications and broadband Internet based services, including web hosting and value added web based applications. The combined company will also be able to share resources and capitalize on synergies that U S WEST anticipates will speed U S WEST's ability to compete effectively at the top tier of the telecommunications industry. U S WEST also believes that the merger will enable both companies to achieve their mutual goals more quickly than either company could have achieved separately. See "FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE."

U S WEST believes that the merger will create a stronger competitor and will provide significant value for its shareholders, employees and customers for the following reasons, among others:

    - U S WEST believes that the combination of U S WEST and Qwest will create a benchmark large-capitalization growth company with increasing revenues and profits.

    - U S WEST expects the combination of U S WEST and Qwest will enable the combined company to achieve gross revenue, net financial and operational synergies. U S WEST also expects that these synergies will be comprised of
      (1) incremental revenues as the combined company expands its local, data, Internet Protocol and long-distance services; (2) operating cost savings in areas such as network operations and maintenance, sales and marketing, billing, and customer and back office support; and (3) capital savings through elimination of duplication in the companies' planned network buildouts and in other infrastructure and back-office areas.

    - U S WEST believes the combination of U S WEST and Qwest will accelerate the strategic development of both companies and will enable the combined company to grow faster than each company could grow individually and will increase total revenues and profits faster than each company would accomplish individually. In particular, U S WEST expects that the combination will accelerate the delivery of Internet-based broadband communications services provided by Qwest to the large customer base of U S WEST and will bring together complementary assets, resources and expertise and the network infra-structure, applications, services and customer distribution channels of both companies and that the combination of customer bases, assets, resources and expertise in a timely manner will permit the combined company to compete more effectively in rapidly consolidating industries. U S WEST believes the combination will also enable the combined company to rapidly increase its customer base for their respective products by acquiring the other company's customer bases. The combined company would have an expanding client base of more than 29 million customers, including many multinational corporations.

    - U S WEST believes worldwide broadband end-to-end infrastructure, expanded range of products and services, access to both companies' customers, people and processes and combined use of both companies' distribution and operating systems will create growth for the combined company and that, as a large company with global scale and scope, multiple capabilities, end-to-end broadband connectivity, and a full suite of data, voice and video products and services, the combined company can successfully compete in the telecommunications industry in the long-term.

    - U S WEST believes the combined company will be able to redeploy capital toward new investment in Internet applications and hosting, out-of-region facilities based competitive local exchange service, out-of-region broadband access and Internet services, wireless expansion and video entertainment.

    - U S WEST believes the combined company will be able to obtain the required regulatory approvals to permit the merger to close in a timely manner without the imposition by regulators of conditions that would prevent it from obtaining substantially all of the expected benefits of the merger.

THE SEPARATION

On October 25, 1997, the Board of Directors of U S WEST's former parent company ("Old U S WEST") adopted a proposal to separate Old U S WEST into two independent companies (the "Separation"). Old U S WEST conducted its businesses through two groups: (i) the U S WEST Communications Group (the "Communications Group"), which included the communications businesses of Old U S WEST, and
(ii) the U S WEST Media Group (the "Media Group"), which included the multimedia and directory businesses of Old U S WEST. On June 4, 1998, stockholders of Old
U S WEST voted in favor of the Separation, which became effective June 12, 1998. As part of the Separation, Old U S WEST contributed to U S WEST the businesses of the Communications Group and the domestic directories business of the Media Group known as Dex. The alignment of Dex with U S WEST is referred to in this prospectus as the "Dex Alignment." Old U S WEST has continued as an independent public company comprised of the businesses of the Media Group, other than Dex, and has been renamed MediaOne Group, Inc.

In connection with the Dex Alignment: (i) Old U S WEST distributed, as a dividend to holders of Media Group common stock, approximately 16,341,000 shares of U S WEST's common stock (net of the redemption of approximately 305,000 fractional shares) with an aggregate value of $850 million and (ii) U S WEST refinanced $3.9 billion of Old U S WEST debt, formerly allocated to the Media Group.

                                   MANAGEMENT

DIRECTORS OF CAPITAL FUNDING

    Our directors and their principal occupations as of the date of this prospectus are set forth in the following table.

NAME                                           PRINCIPAL OCCUPATION
----                                           --------------------
Allan R. Spies...............................  Executive Vice President and Chief Financial
                                               Officer, U S WEST
Janet K. Cooper..............................  Vice President--Finance and Controller,
                                               U S WEST
Sean P. Foley................................  Vice President--Treasurer, U S WEST

The business address of our directors is 1801 California Street, Denver, Colorado 80202, U.S.A.

DIRECTORS OF U S WEST

The directors of U S WEST and their principal occupations, business experience and other directorships as of the date of this prospectus are set forth in the following table.


NAME                                     PRINCIPAL OCCUPATION
----                                     --------------------
LINDA G. ALVARADO

PRINCIPAL OCCUPATION AND BUSINESS        President and Chief Executive Officer of Alvarado
EXPERIENCE:                              Construction, Inc. since 1978

OTHER DIRECTORSHIPS:                     Engelhard Corporation; Pitney Bowes, Inc.

CRAIG R. BARRETT

PRINCIPAL OCCUPATION:                    President and Chief Executive Officer of Intel Corporation
                                         since 1998.

BUSINESS EXPERIENCE:                     President and Chief Operating Officer of Intel Corporation
                                         from 1997 to 1998, Executive Vice President and Chief
                                         Operating Officer from 1993-1997 and Executive
                                         Vice-President from 1990-1993. Senior Vice-President and
                                         General Manager of the Microcomputer Components Group of
                                         Intel Corporation from 1989 to 1990. Vice President/Senior
                                         Vice-President and General Manager of the Components
                                         Technology and Manufacturing Group of Intel Corporation
                                         from 1985 to 1989, and Vice President from 1984 to 1985.
                                         Various technology, engineering and manufacturing
                                         management positions with Intel Corporation from 1974 to
                                         1984. Professor of Engineering at Stanford University from
                                         1965 to 1974.

OTHER DIRECTORSHIPS:                     Intel Corporation; SEMATECH

HANK BROWN

PRINCIPAL OCCUPATION:                    President of the University of Northern Colorado since
                                         1998.

BUSINESS EXPERIENCE:                     Director of the Center for Public Policy for the
                                         University of Denver from 1997 to 1998. United States
                                         Senator for the State of Colorado from 1991 to 1997.
                                         United States Congressman for the State of Colorado from
                                         1981 to 1991. Various positions with Monfort of Colorado
                                         Incorporated from 1969 to 1981. United States Navy from
                                         1962 to 1966. Attorney and Certified Public Accountant.

OTHER DIRECTORSHIPS:                     Sealed Air Corporation

JERRY J. COLANGELO

PRINCIPAL OCCUPATION:                    Owner, Chairman and Chief Executive Officer of the Arizona
                                         Diamondbacks since 1995. Chairman and Chief Executive
                                         Officer of the Phoenix Suns, NBA since 1987.

BUSINESS EXPERIENCE:                     General Manager of the Phoenix Suns, NBA from 1968 to
                                         1987. Head Scout and Director of Merchandising for the
                                         Chicago Bulls, NBA from 1966 to 1968. Associate of D.O.
                                         Klein & Associates from 1964 to 1965. Partner at the
                                         House of Charles, Inc. from 1962 to 1964.

OTHER DIRECTORSHIPS:                     Phoenix Art Museum; Phoenix Community Alliance; Arizona
                                         Diamondbacks; Phoenix Suns Charities

MANUEL A. FERNANDEZ

PRINCIPAL OCCUPATION:                    Chairman of the Gartner Group since 1995.

BUSINESS EXPERIENCE:                     Chief Executive Officer of the Gartner Group from 1995 to
                                         1998; President from 1991 to 1995. President and Chief
                                         Executive Officer of Dataquest, Inc. from 1984 to 1991.
                                         President and Chief Executive Officer of Gavilan Computer
                                         Corporation from 1982 to 1984. President of Zilog
                                         Incorporated from 1977 to 1982.

OTHER DIRECTORSHIPS:                     Black & Decker; Brunswick Corporation

GEORGE J. HARAD

PRINCIPAL OCCUPATION:                    Chairman of the Board of Boise Cascade Corporation since
                                         1995. President and Chief Executive Officer of Boise
                                         Cascade Corporation since 1994.

BUSINESS EXPERIENCE:                     President and Chief Operating Officer of Boise Cascade
                                         Corporation from 1991 to 1994. Chairman of the Board of
                                         Boise Cascade Office Products Corporation since 1995.

OTHER DIRECTORSHIPS:                     FM Global Insurance; Homestead Technologies, Inc.

PETER S. HELLMAN

PRINCIPAL OCCUPATION:                    Former President and Chief Operating Officer of TRW Inc.
                                         (1995-1999).

BUSINESS EXPERIENCE:                     Assistant President of TRW Inc. from 1994 to 1995.
                                         Executive Vice President and Chief Financial Officer from
                                         1991 to 1994. Vice President and Treasurer from 1989 to
                                         1991. Various positions with BP America from 1979 to 1989
                                         and the Irving Trust Company from 1972 to 1979.

MARILYN CARLSON NELSON

PRINCIPAL OCCUPATION:                    Chairman, Chief Executive Officer and President of Carlson
                                         Companies, Inc., Co-Chair Carlson Wagonlit Travel.

BUSINESS EXPERIENCE:                     Since joining Carlson Companies in 1989, Ms. Nelson has
                                         held various positions with Carlson Companies including
                                         Director, Chief Operating Officer and Senior Vice
                                         President of Carlson Holdings, Inc. Ms. Nelson is also
                                         National Chair of Travel Industry of America, and a member of the United States National Tourism Organization, World
                                         Travel and Tourism Council, International Advisory
                                         Council, Center for International Leadership and Committee
                                         of 200.

OTHER DIRECTORSHIPS:                     Exxon Corporation; Carlson Companies, Inc.

FRANK POPOFF

PRINCIPAL OCCUPATION:                    Chairman of The Dow Chemical Company since 1992.

BUSINESS EXPERIENCE:                     Chief Executive Officer of The Dow Chemical Company from
                                         1987 to 1995.

OTHER DIRECTORSHIPS:                     American Express Company; Chemical Financial Corporation;
                                         United Technologies Corporation

SOLOMON D. TRUJILLO

PRINCIPAL OCCUPATION:                    President and Chief Executive Officer of U S WEST since
                                         1998. Chairman since 1999.

BUSINESS EXPERIENCE:                     President and Chief Executive Officer of the
                                         Communications Group of Old U S WEST from 1995 to 1998.
                                         President and Chief Executive Officer of U S WEST Dex,
                                         Inc. from 1992 to 1995. Mr. Trujillo joined The Mountain
                                         States Telephone and Telegraph Company in 1974 and has
                                         been affiliated with U S WEST and its predecessors since
                                         that time, serving in various marketing, sales, finance
                                         and public policy positions.

OTHER DIRECTORSHIPS:                     BankAmerica Corporation; Dayton Hudson Corporation


The business address of the directors of U S WEST is 1801 California Street, Denver, Colorado 80202, U.S.A.

OFFICERS OF U S WEST

In addition to the directors named above, the following persons, all of whom are full-time employees of U S WEST, hold the offices indicated in the following table as of the date of this prospectus.


NAME                                                               OFFICE
---------------------------------------  ----------------------------------------------------------
Solomon D. Trujillo....................  Chairman, President and Chief Executive Officer
Betsy J. Bernard.......................  Executive Vice President--Retail Markets
Janet K. Cooper........................  Vice President--Finance and Controller
Sean P. Foley..........................  Vice President--Treasurer
John A. Kelley, Jr.....................  President of Wholesale--U S WEST Communications, Inc.
Mark Roellig...........................  Executive Vice President--Public Policy, Human
                                         Resources & Law, General Counsel and Secretary
James A. Smith.........................  Executive Vice President and President of U S WEST Dex,
                                         Inc.
Allan R. Spies.........................  Executive Vice President and Chief Financial Officer
Gregory M. Winn........................  Executive Vice President--Operations and Technology


The business address of the officers of U S WEST is 1801 California Street, Denver, Colorado 80202, U.S.A.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    We originally issued and sold the old 6 7/8% Notes on August 25, 1999 in an offering exempt from registration under the Securities Act in reliance upon the exemptions provided by Section 4(2), Rule 144A and Regulation S of the Securities Act. Accordingly, the old 6 7/8% Notes may not be transferred in the United States unless registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

As a condition to the sale of the old 6 7/8% Notes, we, U S WEST and the initial purchasers of the old 6 7/8% Notes (the "initial purchasers") entered into a registration rights agreement dated as of August 20, 1999 (the "Registration Rights Agreement"). In the Registration Rights Agreement, we agreed that we would use our reasonable best efforts to:

    - file with the SEC a registration statement under the Securities Act with respect to the new 6 7/8% Notes within 150 calendar days of August 25, 1999 (or by January 21, 2000),

    - cause a registration statement to be declared effective under the Securities Act within 180 calendar days after August 25, 1999 (or by February 21, 2000),

    - keep the exchange offer open for not less than 30 calendar days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to the holders of the old 6 7/8% Notes, and

    - consummate the exchange offer within 225 calendar days of August 25, 1999 (or by April 6, 2000).

We have filed a copy of the Registration Rights Agreement as an exhibit to the registration statement of which this prospectus is a part. The registration statement satisfies certain of our obligations under the Registration Rights Agreement.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD 6 7/8% NOTES

This prospectus and the accompanying letter of transmittal together make up the exchange offer. On the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, we will accept for exchange any old
6 7/8% Notes that are properly tendered on or before the expiration date unless they are withdrawn as permitted below. We will issue $1,000 principal amount at maturity of new 6 7/8% Notes in exchange for each $1,000 principal amount at maturity of outstanding old 6 7/8% Notes surrendered in the exchange offer. Holders of the old 6 7/8% Notes may tender some or all of their old 6 7/8% Notes, however, old 6 7/8% Notes may be exchanged only in integral multiples of $1,000. The form and terms of the new 6 7/8% Notes are the same as the form and terms of the old 6 7/8% Notes except that the exchange will be registered under the Securities Act and the new 6 7/8% Notes will not bear legends restricting their transfer.

The new 6 7/8% Notes will evidence the same debt as the old 6 7/8% Notes and will be issued under the same indenture.


The exchange offer is not conditioned upon any minimum principal amount of old 6 7/8% Notes being tendered. As of the date of this prospectus, an aggregate of $1,150,000,000 in principal amount at maturity of the old 6 7/8% Notes is outstanding. This prospectus is first being sent on or about February 10, 2000, to all holders of old 6 7/8% Notes known to us.


Holders of the old 6 7/8% Notes do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer.

We may, at any time or from time to time, extend the period of time during which the exchange offer is open and delay acceptance for exchange of any old 6 7/8% Notes, by giving written notice of the extension to the holders as described below. During the extension, all old 6 7/8% Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old 6 7/8% Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration of the exchange offer.

We reserve the right to amend or terminate the exchange offer if any of the conditions of the exchange offer are not met. The conditions of the exchange offer are specified below under "--CONDITIONS OF THE EXCHANGE OFFER." We will give written notice of any extension, amendment, nonacceptance or termination to the holders of the old 6 7/8% Notes as promptly as practicable. Any extension to be issued by means of a press release or other public announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

PROCEDURES FOR TENDERING OLD 6 7/8% NOTES

The tender of old 6 7/8% Notes by a holder as set forth below and the acceptance by us will create a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, a holder who wishes to tender old 6 7/8% Notes for exchange must send a completed and signed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under "--EXCHANGE AGENT" on or before the expiration date. In addition, either:

    - the exchange agent must receive before the expiration date certificates for the old 6 7/8% Notes along with the letter of transmittal,

    - the exchange agent must receive confirmation before the expiration date of a book-entry transfer of the old 6 7/8% Notes into the exchange agent's account at The Depository Trust Company ("DTC") as described below, or

    - the holder must comply with the guaranteed delivery procedures described below.

The method of delivery of old 6 7/8% Notes, letters of transmittal and all other required documents, including delivery through DTC, is at the election and risk of the holders. If the delivery is by mail, we recommend that holders use registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure timely delivery. Holders should not send letters of transmittal or old 6 7/8% Notes to us.


Some beneficial ownership of old 6 7/8% Notes is registered in the name of a broker, dealer, commercial bank, trustee or other nominee. If one of those beneficial owners wishes to tender, the beneficial owner should contact the registered holder of the old 6 7/8% Notes promptly and instruct the registered holder to tender on the beneficial owner's behalf. If one of those beneficial owners wishes to tender on its own behalf, then before completing and signing the letter of transmittal and delivering its old 6 7/8% Notes, the beneficial owner must either register ownership of the old 6 7/8% Notes in the beneficial owner's name or obtain a properly completed power of attorney from the registered holder of old 6 7/8% Notes. The transfer of record ownership may take considerable time. If the letter of transmittal is signed by a person other than the registered holder of the old 6 7/8% Notes, the old 6 7/8% Notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the letter of transmittal must be signed exactly as the name of the registered holder appears on the old 6 7/8% Notes.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old 6 7/8% Notes surrendered for exchange are tendered:


    - by a registered holder of the old 6 7/8% Notes who has not completed the box entitled "SPECIAL REGISTRATION INSTRUCTIONS" or "SPECIAL DELIVERY INSTRUCTIONS" on the letter of transmittal, or


    - for the account of a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an eligible guarantor institution. Eligible guarantor institutions include:

       - a member of a registered national securities exchange, or

       - a member of the National Association of Securities Dealers, Inc., or


       - a commercial bank or trust company having an office or correspondent in the United States.


If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an eligible guarantor institution.

If old 6 7/8% Notes are registered in the name of a person other than a signer of the letter of transmittal, the old 6 7/8% Notes surrendered for exchange must be endorsed by the registered holder with the signature guaranteed by an eligible guarantor institution. Alternatively, the old 6 7/8% Notes may be accompanied by a written assignment, signed by the registered holder with the signature guaranteed by an eligible guarantor institution.

All questions as to the validity, form, eligibility, time of receipt and acceptance of old 6 7/8% Notes tendered for exchange will be determined by us in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any tenders of any old 6 7/8% Notes not properly tendered or any old 6 7/8% Notes whose acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old 6 7/8% Notes either before or after the expiration date. The interpretation of the terms and conditions of the exchange offer as to any old 6 7/8% Notes either before or after the expiration date by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old 6 7/8% Notes for exchange must be cured within a reasonable period of time as we shall determine. Neither we, U S WEST, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old 6 7/8% Notes for exchange. Any old 6 7/8% Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable.

If the letter of transmittal or any old 6 7/8% Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, those persons must submit proper evidence satisfactory to us of their authority to act.

By tendering, each holder will represent to us:

    - that it is not an "affiliate," as defined in Rule 405 of the Securities Act, of us or U S WEST, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

    - that it is not a broker-dealer tendering Registrable Securities (as defined in the Registration Rights Agreement described herein) acquired directly from us,

    - that it is acquiring the new 6 7/8% Notes in the ordinary course of its business, and

    - at the time of the closing of the exchange offer it has no arrangement or understanding to participate in the distribution, within the meaning of the Securities Act, of the new 6 7/8% Notes.

If the holder is a broker-dealer that will receive new 6 7/8% Notes for its own account in exchange for old 6 7/8% Notes that were acquired as a result of market-making activities or other trading activities, the holder may be deemed to be an "underwriter" within the meaning of the Securities Act. Such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new 6 7/8% Notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD 6 7/8% NOTES FOR EXCHANGE; DELIVERY OF NEW 6 7/8% NOTES

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old 6 7/8% Notes properly tendered and will issue the new 6 7/8% Notes promptly after acceptance of the old 6 7/8% Notes. See "--CONDITIONS OF THE EXCHANGE OFFER" below. We will be deemed to have accepted properly tendered old 6 7/8% Notes for exchange when we have given oral or written notice to the exchange agent.

For each old 6 7/8% Note validly tendered to us, the holder of the old 6 7/8% Note will receive a new 6 7/8% Note having a principal amount equal to the principal amount of the tendered old 6 7/8% Note. The new 6 7/8% Notes will bear interest at the same rate and on the same terms as the old 6 7/8% Notes. Consequently, interest on the new 6 7/8% Notes will accrue at a rate of 6 7/8% per annum and will be payable semiannually in arrears on February 15, 2000, August 15, 2000, February 15, 2001 and August 15, 2001. Interest on each new
6 7/8% Note will accrue from the last interest payment date on which interest was paid on the surrendered old 6 7/8% Note or, if no interest has been paid on such old 6 7/8% Note, from the date of the original issuance thereof.

The issuance of new 6 7/8% Notes for old 6 7/8% Notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for the old 6 7/8% Notes or a timely book-entry confirmation of the old 6 7/8% Notes into the exchange agent's account at the book-entry transfer facility, a completed and signed letter of transmittal and all other required documents. If any tendered old 6 7/8% Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, or if old 6 7/8% Notes are submitted for a greater amount than the holder desires to exchange, the unaccepted or non-exchanged old 6 7/8% Notes will be returned without expense to the tendering holder as promptly as practicable after the exchange offer expires or terminates. In the case of old 6 7/8% Notes tendered by book-entry procedures described below, the non-exchanged old 6 7/8% Notes will be credited to an account maintained with the book-entry transfer facility.

CONDITIONS OF THE EXCHANGE OFFER

We will not be required to accept for exchange any old 6 7/8% Notes and may terminate or amend the exchange offer prior to the expiration date, if we determine that we are not permitted to effect the exchange offer because of:

    - any changes in law, or applicable interpretations by the SEC, or

    - any action or proceeding is instituted or threatened in any court or governmental agency with respect to the exchange offer.

If we determine that any of the conditions are not satisfied, we may refuse to accept any old 6 7/8% Notes and return all tendered old 6 7/8% Notes to the tendering holders or extend the exchange offer and retain all old 6 7/8% Notes tendered prior to the expiration date, subject to the rights of holders to withdraw such old 6 7/8% Notes or waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered old 6 7/8% Notes which have not been withdrawn. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the old 6 7/8% Notes and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Holders may have certain rights and remedies against us under the Registration Rights Agreement if we fail to close the exchange offer, whether or not the conditions stated above occur. These conditions are not intended to modify those rights or remedies. See "REGISTRATION RIGHTS."

BOOK-ENTRY TRANSFER

The exchange agent will make a request to establish an account for the old
6 7/8% Notes at the book-entry transfer facility for the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of old 6 7/8% Notes by causing the book-entry transfer facility to transfer the old 6 7/8% Notes into the exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfer. However, although delivery of old 6 7/8% Notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile, or an agent's message, with any required signature guarantees and any other required documents, must be received by the exchange agent at one of the addresses set forth below under
"--EXCHANGE AGENT" on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

The term "agent's message" means a message, transmitted by DTC to the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the letter of transmittal against the participant.

GUARANTEED DELIVERY PROCEDURES

If a registered holder wishes to tender his old 6 7/8% Notes and the old 6 7/8% Notes are not immediately available, or time will not permit the holder's old
6 7/8% Notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on time, the old 6 7/8% Notes may nevertheless be exchanged if:

    - the tender is made through an eligible guarantor institution,


    - before the expiration date, the exchange agent has received from the eligible guarantor institution an agent's message with respect to guaranteed delivery or a completed and signed letter of transmittal, or a facsimile, and a notice of guaranteed delivery, substantially in the form provided by us. Delivery may be made by facsimile transmission, mail or hand delivery. The letter of transmittal and notice of guaranteed delivery must set forth the name and address of the holder of the old 6 7/8% Notes and the amount of the old 6 7/8% Notes being tendered, state that the tender is being made and guarantee that within five trading days on the New York Stock Exchange ("NYSE") after the date of signing of the notice of guaranteed delivery, the certificates for all physically tendered old
      6 7/8% Notes, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent, and


    - the certificates for all physically tendered old 6 7/8% Notes, in proper form for transfer, or a book-entry confirmation and all other documents required by the letter of transmittal, are received by the exchange agent within five NYSE trading days after the date of signing the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

Tenders of old 6 7/8% Notes may be withdrawn at any time prior to the close of business on the expiration date.


For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under "--EXCHANGE AGENT." Notice may be sent by facsimile transmission, mail or hand delivery. Any notice of withdrawal must:


    - specify the name of the person who tendered the old 6 7/8% Notes to be withdrawn,

    - identify the old 6 7/8% Notes to be withdrawn, including the amount of the old 6 7/8% Notes,

    - where certificates for old 6 7/8% Notes have been transmitted, specify the name in which the old 6 7/8% Notes are registered, if different from that of the withdrawing holder, and

    - state that such holder of the old 6 7/8% Notes is withdrawing his election to have such old 6 7/8% Notes tendered.

If certificates for old 6 7/8% Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution. If old 6 7/8% Notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old 6 7/8% Notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, eligibility and time of receipt of the notices, and our determination shall be final and binding on all parties. Any old 6 7/8% Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old 6 7/8% Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of old 6 7/8% Notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility under the book-entry transfer procedures described above, the old 6 7/8% Notes will be credited to an account with the book-entry transfer facility specified by the holder. Properly withdrawn old 6 7/8% Notes may be re-tendered by following one of the procedures described under "--PROCEDURES FOR TENDERING OLD 6 7/8% NOTES" above at any time on or before the expiration date.

EXCHANGE AGENT


Bank One Trust Company, National Association has been appointed as the principal exchange agent for the exchange offer. For Luxembourg holders only, Kredietbank S.A. Luxembourgeoise has been appointed as the exchange agent in Luxembourg for the exchange offer. All signed letters of transmittal should be directed to the appropriate exchange agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:



                  FOR HOLDERS (OTHER THAN LUXEMBOURG HOLDERS)



                  By Mail:                          By Hand, Overnight Mail or Courier:

Bank One Trust Company, National Association   Bank One Trust Company, National Association
            Attention: Exchanges                           Attention: Exchanges
       Global Corporate Trust Services                Global Corporate Trust Services
   1 Bank One Plaza, Mail Suite IL 1-0122            One North State Street, 9th Floor
           Chicago, IL 60670-0122                            Chicago, IL 60602

                     or                                             or

Bank One Trust Company, National Association   Bank One Trust Company, National Association
            Attention: Exchanges                           Attention: Exchanges
       Global Corporate Trust Services                Global Corporate Trust Services
          14 Wall Street, 8th Floor                      14 Wall Street, 8th Floor
             New York, NY 10005                             New York, NY 10005



                             For information call:
                                 (800) 524-9472
                               Fax: 312-407-8853
                        E-mail: bondholder@em.fcnbd.com



                          FOR LUXEMBOURG HOLDERS ONLY



                                    By Mail:
                        Kredietbank S.A. Luxembourgeoise
                              43, Boulevard Royal
                                     L-2955
                                   Luxembourg



                             For information call:
                               (352) 47 97 39 35
                            Fax: (352) 47 97 73 951
                           Corporate Trust Department


Delivery of a letter of transmittal to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

FEES AND EXPENSES

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer and holders who tender old 6 7/8% Notes will not be required to pay brokerage commissions or fees.


We will pay the expenses that will be incurred in connection with the exchange offer. We estimate the expenses will be approximately $420,000.

ACCOUNTING TREATMENT

For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the new 6 7/8% Notes.

TRANSFER TAXES

Holders who instruct us to register new 6 7/8% Notes in the name of a person other than the registered tendering holder will be responsible for paying any applicable transfer tax, as will holders who request that old 6 7/8% Notes not tendered or not accepted in the exchange offer be returned to a person other than the registered tendering holder. In all other cases, no transfer taxes will be due.

REGULATORY MATTERS

We are not aware of any governmental or regulatory approvals that are required in order to complete the exchange offer.

CONSEQUENCES OF FAILURE TO EXCHANGE


Participation in the exchange offer is voluntary. Old 6 7/8% Notes that are not exchanged for new 6 7/8% Notes will remain outstanding, continue to accrue interest and will be restricted securities. Accordingly, those old 6 7/8% Notes may only be transferred:


    - to a person who the seller reasonably believes is a qualified institutional buyer under Rule 144A under the Securities Act,

    - in an offshore transaction under Rule 903 or Rule 904 of Regulation S under the Securities Act, or

    - under Rule 144 under the Securities Act (if available);

and in accordance with all applicable securities laws of the states of the United States. Following the consummation of the exchange offer, neither we nor U S WEST will have any further obligation to such holders to provide for registration under the Securities Act, except that under certain circumstances, we are required to file a shelf registration statement under the Securities Act. See "REGISTRATION RIGHTS."

PAYMENT OF ADDITIONAL INTEREST UPON REGISTRATION DEFAULTS

If we fail to meet our obligations to complete the exchange offer or file a shelf registration statement, additional interest will accrue on the 6 7/8% Notes. For additional information regarding payments of additional interest, please see "REGISTRATION RIGHTS."

                                USE OF PROCEEDS

We will not receive any proceeds from the issuance of the new 6 7/8% Notes or the closing of the exchange offer.

                        CAPITALIZATION OF U S WEST, INC.

The following table sets forth, at September 30, 1999, the unaudited consolidated historical capitalization of U S WEST. The table should be read in conjunction with the historical financial statements and Notes thereto of U S WEST included in the documents incorporated by reference in this prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."


                                                                 HISTORICAL
                                                                 UNAUDITED
                                                           AT SEPTEMBER 30, 1999
                                                           ----------------------
                                                           (DOLLARS IN MILLIONS)
Short-term debt..........................................          $ 3,379
                                                                   =======
Long-term debt...........................................          $ 9,754
Total shareowners' equity(1)(2)(3).......................              370
                                                                   -------
Total capitalization.....................................          $10,124
                                                                   =======


------------------------------

(1) U S WEST has 2,000,000,000 shares of common stock authorized. On
    September 30, 1999, 505,305,886 shares of U S WEST common stock were issued and outstanding.

(2) U S WEST has 200,000,000 shares of preferred stock authorized. As of September 30, 1999, no shares of U S WEST preferred stock were issued and outstanding.


(3) As a result of the Termination Agreement, the remaining shares of Global Crossing common stock held by U S WEST from the Tender Offer (approximately 37 million shares) will be carried at their current market value, with differences between original cost and market value reflected as an adjustment to shareowners' equity. As of September 30, 1999, U S WEST's remaining investment in shares of Global Crossing had a market value of approximately $981 million. See "RECENT DEVELOPMENTS--MERGER WITH QWEST" regarding the recent sale of 24 million shares of Global Crossing.


Except as set forth above and in publicly available documents filed with the SEC, there has been no material change in the capitalization of U S WEST since September 30, 1999.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth U S WEST's ratio of earnings to fixed charges for each of the periods indicated.


                                     HISTORICAL(1)                                        PRO FORMA(2)
---------------------------------------------------------------------------------------   -------------
                                                                         UNAUDITED          UNAUDITED
                                                                     NINE MONTHS ENDED     YEAR ENDED
                     YEAR ENDED DECEMBER 31,                           SEPTEMBER 30,      DECEMBER 31,
-----------------------------------------------------------------   -------------------   -------------
        1994              1995       1996       1997       1998       1998       1999         1998
---------------------   --------   --------   --------   --------   --------   --------   -------------
        5.38              5.01       5.20       5.67       4.75       4.98       3.70        4.02


------------------------------

(1) Historical ratios are based on the historical results of the Communications Group and Dex, as if each such business operated as a separate entity for all periods presented but exclude the effects of $3.9 billion of the Dex Indebtedness which was refinanced by U S WEST in connection with the Dex Alignment. See "RECENT DEVELOPMENTS--THE SEPARATION."

(2) Based on the unaudited pro forma combined results of U S WEST which give effect to the refinancing of the Dex Indebtedness in connection with the Dex Alignment. These pro forma results do not give effect to the anticipated merger with Qwest.

In determining these ratios, U S WEST has computed "earnings" by adding income before income taxes, extraordinary items and cumulative effect of change in accounting principle and fixed charges. "Fixed charges" consist of interest on indebtedness and the portion of rentals representative of the interest factor.

                CAPITALIZATION OF U S WEST CAPITAL FUNDING, INC.

The following table sets forth, at September 30, 1999, our unaudited historical capitalization. The table should be read in conjunction with the historical financial statements and Notes thereto of U S WEST included in the documents incorporated by reference herein See "WHERE YOU CAN FIND MORE INFORMATION."

                                                                 HISTORICAL
                                                                 UNAUDITED
                                                           AT SEPTEMBER 30, 1999
                                                           ----------------------
                                                           (DOLLARS IN MILLIONS)
Short-term debt..........................................          $2,288
                                                                   ======
Long-term debt...........................................          $4,636
Total shareowners' equity(1).............................              44
                                                                   ------
Total capitalization.....................................          $4,680
                                                                   ======

------------------------------

(1) We have one (1) share of stock authorized, and have issued one (1) share of stock to U S WEST.

Except as set forth above and in publicly available documents filed with the SEC, there has been no material change in our capitalization since September 30, 1999.

                        DESCRIPTION OF NEW 6 7/8% NOTES

GENERAL

The new 6 7/8% Notes will be issued as a separate series of debt securities ("Debt Securities") under an indenture dated as of June 29, 1998, as supplemented and amended from time to time (the "Indenture"), among us, U S WEST and Bank One Trust Company, National Association, as successor to The First National Bank of Chicago, as trustee (the "Trustee"). The new 6 7/8% Notes and the old 6 7/8% Notes are considered together to be a single series for all purposes under the Indenture. The following summaries of the material provisions of the Indenture do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indenture, which provisions of the Indenture are incorporated herein by reference. Capitalized and other terms not otherwise defined herein shall have the meanings given to them in the Indenture. You may obtain a copy of the Indenture from us upon request. See "WHERE YOU CAN FIND MORE INFORMATION."

The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued under it and provides that Debt Securities may be issued from time to time in one or more series. All Debt Securities, including the new 6 7/8% Notes are, and will be, unconditionally guaranteed as to payment of principal, premium, if any, and interest by U S WEST. As of the date of this prospectus, the principal amount of Debt Securities outstanding under the Indenture is $5.65 billion.

Since the new 6 7/8% Notes will constitute a separate series of Debt Securities under the Indenture, holders of old 6 7/8% Notes who do not exchange such old
6 7/8% Notes for new 6 7/8% Notes will vote together as a separate series of Debt Securities with holders of such new 6 7/8% Notes of that series for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders under such old 6 7/8% Notes (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding Notes of that series. In determining whether holders of the requisite percentage in principal amount of the Notes of that series have given any notice, consent or waiver or taken any other action permitted under the Indenture, any old 6 7/8% Notes which remain outstanding after the exchange offer will be aggregated with the new 6 7/8% Notes and the holders of the old
6 7/8% Notes and the new 6 7/8% Notes will each vote together as a single series for all purposes. Accordingly, all references in this section will be deemed to mean, at any time after the exchange offer is consummated, the requisite percentage in aggregate principal amount of the old 6 7/8% Notes and the new
6 7/8% Notes.

The 6 7/8% Notes initially will be limited to $1,150,000,000 aggregate principal amount. We and U S WEST may "reopen" any series of debt securities and issue additional securities of that series. The 6 7/8% Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The 6 7/8% Notes are our unsecured obligations and rank equally with all of our other unsecured and unsubordinated indebtedness. The Guarantees are unsecured obligations of U S WEST and rank equally with all other unsecured and unsubordinated indebtedness of U S WEST. However, because
U S WEST is a holding company which conducts substantially all of its operations through subsidiaries, the right of U S WEST, and hence the right of creditors of U S WEST (including holders of the 6 7/8% Notes through the Guarantees), to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of U S WEST itself as a creditor of the subsidiary may be recognized.

The 6 7/8% Notes will bear interest at the rate of 6 7/8% per annum from August 25, 1999, or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually in arrears on February 15, 2000, August 15, 2000, February 15, 2001 and August 15, 2001 (each, an "Interest Payment Date"), to the persons in whose names the 6 7/8% Notes are registered at the close of business on the February 1 or August 1, as the case may be, immediately preceding such

Interest Payment Date. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date, maturity date or redemption date is a Legal Holiday in New York, New York, the required payment shall be made on the next succeeding day that is not a Legal Holiday as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, maturity date or redemption date, as the case may be, to such next succeeding day. "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York are not required to be open.

The 6 7/8% Notes will mature and the principal amount will be payable on August 15, 2001. The 6 7/8% Notes will not have the benefit of any sinking fund.

The Trustee, through its corporate trust office in the Borough of Manhattan in The City of New York (in such capacity, the "Paying Agent") will act as our paying agent with respect to the 6 7/8% Notes. Payments of principal, premium, if any, and interest on the 6 7/8% Notes will be made by us through the Paying Agent to DTC. See "--BOOK-ENTRY ONLY; DELIVERY AND FORM."

The principal of, premium, if any, and interest on the 6 7/8% Notes will be payable in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. No service charge will be made for any registration of, transfer or exchange of 6 7/8% Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The 6 7/8% Notes may be presented for registration of transfer or exchange at the office of the Paying Agent in the Borough of Manhattan in the City of New York, or at any other office or agency maintained by us or the Paying Agent for such purpose.

OPTIONAL REDEMPTION

The 6 7/8% Notes will be redeemable at our option, in whole at any time or in part from time to time, on at least 15 days but not more than 60 days prior written notice mailed to the registered holders thereof, at a redemption price equal to the greater of (i) 100% of the principal amount of the 6 7/8% Notes to be redeemed or (ii) the sum, as determined by the Quotation Agent (as defined below), of the present values of the principal amount of the 6 7/8% Notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to August 15, 2001 (the "Remaining Life") discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of 30-day months) at the Treasury Rate (as defined below) plus 10 basis points, plus, in either case, accrued interest thereon to the date of redemption.

If money sufficient to pay the redemption price of and accrued interest on all of the 6 7/8% Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or Paying Agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such 6 7/8% Notes (or such portion thereof) called for redemption.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

"Comparable Treasury Price" means, with respect to any redemption date, the average of two Reference Treasury Dealer Quotations for such redemption date.

"Quotation Agent" means the Reference Treasury Dealer appointed by us.

"Reference Treasury Dealer" means each of Merrill Lynch Government Securities Inc. and J.P. Morgan Securities Inc., and their successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Capital Funding shall substitute therefor another Primary Treasury Dealer.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

"Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

We or U S WEST may at any time, and from time to time, purchase the 6 7/8% Notes at any price or prices in the open market or otherwise.

BOOK-ENTRY ONLY; DELIVERY AND FORM


The new 6 7/8% Notes will initially be issued in the form of global securities held in book-entry form. The new 6 7/8% Notes will be deposited with the Trustee as custodian for DTC and DTC or its nominee will initially be the sole registered holder of the new 6 7/8% Notes. Except as set forth below, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC. Investors may elect to hold interests in the global securities directly through DTC (in the United States), Clearstream Banking or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), as the case may be, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream Banking and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Banking's and Euroclear's names on the books of their respective depositaries, which are participants in DTC. Citibank N.A. will act as depository for Clearstream Banking and Chase Manhattan Bank New York will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries").


When a global security is issued, DTC or its nominee will credit, on its internal system, the accounts of persons holding through it with the principal amounts of the individual beneficial interest represented by the global security purchased by those persons in the offering of the new 6 7/8% Notes. The accounts were initially designated by the initial purchasers of the old 6 7/8% Notes with respect to old 6 7/8% Notes sold by the initial purchasers.

Only participants that have accounts with DTC or persons that hold interests through participants can own beneficial interests in a global security. Ownership of beneficial interests by participants in a global security will be shown on records maintained by DTC or its nominee for the global security, and that ownership interest will be transferred only through those records. Ownership of beneficial interests in the global security by persons that hold through participants will be shown on records maintained by the participant, and the transfer of that ownership interest within the participant will occur only through the participant's records.


The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. Those limits and laws may make it more difficult to transfer beneficial interests in a global security. We will make payments on the new 6 7/8% Notes represented by any global security to DTC or its nominee as the sole registered owner and the sole holder of the new 6 7/8% Notes represented by the global security. Neither we, U S WEST nor the Trustee, any agent of ours or the initial purchasers will have any responsibility for any aspect of DTC's reports relating to beneficial ownership interests in a global security representing any new 6 7/8% Notes or for reviewing any of DTC's records relating to the beneficial ownership interests. DTC has advised us that upon receipt of any payment on any global security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their beneficial interests in the principal or face amount of the global security. Payments of interest and principal of global securities held through Clearstream Banking or Euroclear will be credited to the cash accounts of Clearstream Banking participants or Euroclear participants, as the case may be, in accordance with the relevant system's rules and procedures. We expect that payments by participants to owners of beneficial interests in a global security held through those participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of the participants subject to any statutory or regulatory requirements as may be in effect from time to time.


So long as DTC or its nominee is the registered owner of the global security, DTC or its nominee will be considered the sole owner or holder of the new 6 7/8% Notes represented by the global security for the purposes of receiving payment on the new 6 7/8% Notes, receiving notices and for all other purposes under the Indenture and the new 6 7/8% Notes. Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated new 6 7/8% Notes and will not be considered the holders of the global security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the global security or the Indenture. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in a global security wants to take any action that a holder is entitled to take under the Indenture, DTC would authorize the participants holding the beneficial interest to take that action, and the participants would authorize beneficial owners owning through the participants to take the action on the instructions of beneficial owners owning through them.

DTC has advised us that it will take any action permitted to be taken by a holder of new 6 7/8% Notes only at the direction of a participant to whose account with DTC interests in the global security are credited and only as to the portion of the aggregate principal amount of the new 6 7/8% Notes as to which the participant has given that direction. DTC has advised us that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in the securities through electronic book-entry changes in accounts of the participants. This eliminates the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant.

CERTIFICATED NEW 6 7/8% NOTES

New 6 7/8% Notes represented by a global security are exchangeable for certificated new 6 7/8% Notes only if:

    - DTC notifies us that it is unwilling or unable to continue as a depository for the global security or if at any time DTC ceases to be a registered clearing agency, and a successor depository is not appointed by us within 90 days,

    - we notify the Trustee that the global security will be so transferable, registrable and exchangeable, or

    - an event of default with respect to the new 6 7/8% Notes has occurred and is continuing.

Any global security that is exchangeable for certificated new 6 7/8% Notes under the preceding sentence will be transferred to, and registered and exchanged for, certificated new 6 7/8% Notes in authorized denominations and registered in names that DTC or its nominee holding the global security may direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of the same denomination to be registered in the name of DTC or its nominee. If a global security becomes exchangeable for certificated new 6 7/8%
Notes:

    - certificated new 6 7/8% Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples,

    - payments will be made and transfers will be registered at the office or agency of us maintained for that purposes, and

    - no service charge will be made for any issuance of the certificated new 6 7/8% Notes, although we may require payment to cover any tax or governmental charge imposed.

DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to security holders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as DTC's direct and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

Settlement for the new 6 7/8% Notes represented by the global securities will be made in immediately available funds. We will make all payments of principal and interest on the 6 7/8% Notes in immediately available funds.

The new 6 7/8% Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the new 6 7/8% Notes will therefore be required by DTC to settle in immediately available funds.

Secondary market trading between Clearstream Banking participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Banking and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.



Cross-market transfers between persons holding directly or indirectly through DTC and persons holding directly or indirectly through Clearstream Banking or Euroclear participants will be effected in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S Depositary. Such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the 6 7/8% Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Banking participants and Euroclear participants may not deliver instructions directly to DTC.



Because of time-zone differences, credits of the 6 7/8% Notes received in Clearstream Banking or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in such 6 7/8% Notes settled during such processing will be reported to the relevant Euroclear or Clearstream Banking participants on such business day. Cash received in Clearstream Banking or Euroclear as a result of sales of 6 7/8% Notes by or through a Clearstream Banking participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Banking or Euroclear cash account only as of the business day following settlement in DTC.



Although DTC, Clearstream Banking and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, Clearstream Banking and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Capital Funding, U S WEST or the Trustee will have any responsibility for the performance by DTC, Clearstream Banking and Euroclear, or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


CERTAIN COVENANTS

Other than as described below under "--LIMITATION ON LIENS," the Indenture does not contain any provisions that would limit our or U S WEST's ability to incur indebtedness or that would afford holders of 6 7/8% Notes protection in the event of a sudden and significant decline in our or U S WEST's credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us or U S WEST. Accordingly, we or U S WEST could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our or U S WEST's capital structure or credit rating. See "RECENT DEVELOPMENTS."

Qwest's indentures contain restrictive covenants limiting its ability to pay dividends, make investments, create liens, sell assets, enter into transactions with affiliates, borrow money and engage in mergers and consolidations. These restrictions could limit financing by the combined company following the merger. See "RECENT DEVELOPMENTS." Qwest's indentures are attached as exhibits to various documents Qwest has filed with the SEC.

LIMITATION ON LIENS

The Indenture contains a covenant that if we mortgage, pledge or otherwise subject to any lien all or some of our property or assets, we will secure the 6 7/8% Notes, any other outstanding Debt Securities and any of our other obligations which may then be outstanding and entitled to the benefit of a covenant similar in effect to such covenant, equally and proportionally with the indebtedness or obligations secured by such mortgage, pledge or lien, for as long as any such indebtedness or obligation is so secured. This covenant does not apply to:

    - the creation, extension, renewal or refunding of (a) mortgages or liens created or existing at the time property is acquired, (b) mortgages or liens created within 180 days after property is acquired, or
      (c) mortgages or liens securing the cost of construction or improvement of property, or

    - the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify us to conduct all or some part of our business or in order to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen's compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission or governmental agency as security incident to the proper conduct of any proceeding before it.

The Indenture does not prevent any other entity from mortgaging, pledging or subjecting to any lien any of its property or assets, whether or not acquired from us or U S WEST (Section 4.03).

CONSOLIDATION, MERGER AND SALE OF ASSETS

We may, without the consent of the holders of the 6 7/8% Notes or any other outstanding Debt Securities, consolidate with, merge into or be merged into, or transfer or lease our property and assets substantially as an entirety to another entity. However, we may only do this if:

    - the successor entity is a corporation and assumes by supplemental indenture all of our obligations under the 6 7/8% Notes, any other outstanding Debt Securities and the Indenture, and

    - after giving effect to the transaction, no Default or Event of Default has occurred and is continuing.

After that time, all of our obligations under the 6 7/8% Notes, any other outstanding Debt Securities and the Indenture terminate (Section 5.01).

U S WEST may, without the consent of the holders of any of the 6 7/8% Notes, or any other outstanding Debt Securities, consolidate with, merge into or be merged into, or transfer or lease its property and assets substantially as an entirety to another entity. However, U S WEST may only do this if:

    - the successor entity is a corporation and assumes by supplemental indenture all of its obligations under the Guarantees and the Indenture, and

    - after giving effect to the transaction, no Default or Event of Default has occurred and is continuing.

After that time, all of U S WEST's obligations under the Guarantees and the Indenture terminate (Section 5.02).

EVENTS OF DEFAULT

Any one of the following is an Event of Default with respect to any series of Debt Securities, including the 6 7/8% Notes (Section 6.01):

    - if we or U S WEST default in the payment of interest on the Debt Securities of such series, and such default continues for 90 days,

    - if we or U S WEST default in the payment of the principal of any Debt Security of such series when the same becomes due and payable at maturity, upon redemption, or otherwise,

    - if we or U S WEST fail to comply with any of our or their other agreements in the Debt Securities of such series, in the Indenture or in any supplemental indenture under which the Debt Securities of such series were issued, which failure continues for 90 days after we or U S WEST receives notice from the Trustee or the holders of at least 25% in principal amount of all of the outstanding Debt Securities of that series, and

    - if certain events of bankruptcy or insolvency occur with respect to us or U S WEST.

If an Event of Default with respect to the Debt Securities of any series occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the outstanding Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable. When such declaration is made, such principal (or, in the case of original issue discount securities, such specified amount) will be immediately due and payable (Section 6.02). The holders of a majority in principal amount of Debt Securities of that series may rescind such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived (other than nonpayment of principal or interest that has become due solely as a result of acceleration).

Holders of Debt Securities may not enforce the Indenture, the Debt Securities or the Guarantees, except as provided in the Indenture (Section 6.06). The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities (Section 7.01(e)). Subject to certain limitations, the holders of more than 50% in principal amount of the Debt Securities of each series affected (with each series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power of the Trustee (Section 6.05). The Trustee may withhold from holders of Debt Securities notice of any continuing default (except a default in the payment of principal or interest) if it determines in good faith that withholding notice is in their interests (Section 7.05).

AMENDMENT AND WAIVER

With the written consent of the holders of more than 50% of the principal amount of the outstanding Debt Securities of each series that will be affected (with each series voting as a class), we, U S WEST and the Trustee may amend or supplement the Indenture or modify the rights of the holders of Debt Securities of that series. Such majority of holders may also waive compliance by us or U S WEST with any provision of the Indenture, any supplemental indenture or the Debt Securities of any such series except a default in the payment of principal or interest. However, without the consent of the holder of each Debt Security affected, an amendment or waiver may not (Section 9.02):

    - reduce the amount of Debt Securities whose holders must consent to an amendment or waiver,

    - change the rate or the time for payment of interest,

    - change the principal or the fixed maturity,

    - waive a default in the payment of principal, premium, if any, or interest,

    - make any Debt Security payable in a different currency, or

    - make any change in the provisions of the Indenture concerning (a) waiver of existing defaults (Section 6.04), (b) rights of holders of Debt Securities to receive payment (Section 6.07), or (c) amendments and waivers with consent of holders of Debt Securities (Section 9.02(a), third sentence).

We, U S WEST and the Trustee may amend or supplement the Indenture without the consent of any holder of any of the Debt Securities (Section 9.01):

    - to cure any ambiguity, defect or inconsistency in the Indenture, the Debt Securities or the Guarantees,

    - to provide for the assumption of all of our obligations under the Debt Securities and the Indenture or of U S WEST's obligations under the Guarantees and the Indenture by any corporation in connection with a merger, consolidation or transfer or lease of our or U S WEST's property and assets substantially as an entirety,

    - to provide for uncertificated Debt Securities in addition to or instead of certificated Debt Securities,

    - to add to the covenants made by us or U S WEST for the benefit of the holders of any series of Debt Securities or to surrender any right or power conferred upon us in the Indenture,

    - to add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of the Debt Securities,

    - to make any change that does not adversely affect the rights of any holder of Debt Securities,

    - to provide for the issuance of and establish the form and terms and conditions of a series of Debt Securities or the Guarantees, or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Debt Securities,

    - to add to the rights of holders of any of the Debt Securities, or

    - to secure any Debt Securities as provided under the heading "--LIMITATION ON LIENS."

SATISFACTION AND DISCHARGE

We and U S WEST may terminate all of our or their obligations under the 6 7/8% Notes and the Indenture with respect to the 6 7/8% Notes or any installment of interest on the 6 7/8% Notes if we or U S WEST irrevocably deposits in trust with the Trustee money or U.S. Government Obligations sufficient to pay, when due, principal and interest on the 6 7/8% Notes to maturity or redemption or such installment of interest, as the case may be, and if all other conditions set forth in the 6 7/8% Notes are met (Section 8.01).

GUARANTEES

As described in more detail above under "--GENERAL", U S WEST has unconditionally guaranteed the payment of principal and interest on the Notes when and as such payments become due and payable. The Guarantees rank equally with all other unsecured and unsubordinated obligations of U S WEST. The 6 7/8% Notes and the guarantees are unsecured obligations of Capital Funding and U S WEST, respectively, and rank pari passu among them

LUXEMBOURG PAYING AND TRANSFER AGENT


In the event that definitive 6 7/8% Notes are issued, holders of the 6 7/8% Notes will be able to receive payments thereon and effect transfers thereof at the offices of our paying and transfer agent in

Luxembourg. We have initially appointed Kredietbank S.A. Luxembourgeoise as paying agent and transfer agent in Luxembourg with respect to the 6 7/8% Notes issued in definitive form, and as long as the 6 7/8% Notes are listed on the Luxembourg Stock Exchange, we will maintain a paying and transfer agent in Luxembourg. Any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "--NOTICES."



LUXEMBOURG EXCHANGE AGENT



Our exchange agent for Luxembourg holders is Kredietbank S.A. Luxembourgeoise.


NOTICES

Notices to holders of the 6 7/8% Notes will be sent by mail to the registered holders and will be published, whether the 6 7/8% Notes are in global or definitive form, and so long as the 6 7/8% Notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the LUXEMBURGER WORT. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the 6 7/8% Notes are listed on the Luxembourg Stock Exchange, any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner set forth above.

GOVERNING LAW

The Indenture and the 6 7/8% Notes will be governed by, and construed in accordance with, the laws of the State of New York, applicable to agreements made and to be performed wholly within such jurisdiction.

CONCERNING THE TRUSTEE AND THE PAYING AGENT

We and certain of our affiliates maintain banking and other business relationships in the ordinary course of business with Bank One Trust Company, National Association. In addition, Bank One Trust Company, National Association and certain of its affiliates serve as trustee, authenticating agent, or paying agent with respect to certain Debt Securities previously issued by us and our affiliates.

                              REGISTRATION RIGHTS


Based on an interpretation by the staff of the SEC ("the Staff") set forth in Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5,
1991), Exxon Capital Holdings Corporation, SEC No-Action Letter (available
May 13, 1988) and similar letters, and subject to the immediately following sentence, we and U S WEST believe that the new 6 7/8% Notes to be issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of old 6 7/8% Notes who is an affiliate of us or U S WEST or who intends to participate in the exchange offer for the purpose of distributing the new 6 7/8% Notes, or any broker-dealer who purchased the old 6 7/8% Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:


    - will not be able to rely on the interpretations of the Staff set forth in the above-mentioned no-action letters,

    - will not be entitled to tender such old 6 7/8% Notes in the exchange offer, and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old
      6 7/8% Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Neither we nor U S WEST intend to seek our own no-action letter, and there can be no assurance that the Staff would make a similar determination with respect to the new 6 7/8% Notes as it has in such no-action letters to third parties. Each holder of the old 6 7/8% Notes (other than certain specified holders) who wishes to exchange the old 6 7/8% Notes for new 6 7/8% Notes in the exchange offer will be required to represent that:

    - it is not an affiliate of us or U S WEST,

    - it is not a broker-dealer tendering Registrable Securities (as defined in the Registration Rights Agreement) acquired directly from us,

    - the Notes to be exchanged for new 6 7/8% Notes in the exchange offer were acquired in the ordinary course of its business, and

    - at the time of the exchange offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new 6 7/8% Notes.


In addition, in connection with any resale of new 6 7/8% Notes, any broker-dealer who acquired the new 6 7/8% Notes for its own account as a result of market-making or other trading activities (a "Participating Broker-Dealer") and who receives new 6 7/8% notes in exchange for such old 6 7/8% notes pursuant to the exchange offer, may be deemed to be an "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the new 6 7/8% Notes other than a resale of an unsold allotment from the original sale thereof, with the prospectus contained in the registration statement filed in connection with the exchange offer (the "Exchange Offer Registration Statement"). Under the Registration Rights Agreement, we and
U S WEST are required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such new 6 7/8% Notes for a period of 225 calendar days from the issuance of the new 6 7/8% Notes.

If:

    - because of any change in law or in currently prevailing interpretations of the Staff, we or U S WEST are not permitted to effect the exchange offer,

    - the exchange offer is not consummated within 225 calendar days of the closing date, or

    - in the case of any holder that participates in the exchange offer, such holder does not receive new 6 7/8% Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or U S WEST within the meaning of the Securities Act or as a broker-dealer), then in each case, we or U S WEST will promptly deliver to the holders written notice thereof; and at our or U S WEST's sole expense:

    - as promptly as practicable (but in no event more than 90 days after so required or requested pursuant to the Registration Rights Agreement), file a shelf registration statement covering resales of the old 6 7/8% Notes (the "Shelf Registration Statement"),

    - use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as soon as practicable, and

    - use our reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period) after the closing date or such time as all of the applicable old 6 7/8% Notes have been sold thereunder.

We or U S WEST will, if a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the old 6 7/8% Notes. A holder that sells old
6 7/8% Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus, to provide information related thereto and to deliver such prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations). Neither we nor U S WEST shall have any obligation to include in the Shelf Registration Statement holders who do not deliver such information to us or U S WEST.

If we or U S WEST fail to comply with certain provisions of the Registration Rights Agreement, in each case as described below, then a special interest premium (the "Special Interest Premium") shall become payable in respect of the old 6 7/8% Notes.

If:

    - the Exchange Offer Registration Statement is not filed with the SEC on or prior to the 150th calendar day following August 25, 1999 (or by January 22, 2000),

    - the Exchange Offer Registration Statement is not declared effective on or prior to the 180th calendar day following August 25, 1999 (or by February 21, 2000), or

    - the exchange offer is not consummated or the Shelf Registration Statement is not declared effective on or prior to the 225th calendar day following August 25, 1999 (or by April 6, 2000);

the Special Interest Premium shall accrue in respect of the old 6 7/8% Notes, from and including the next calendar day following each of (a) such 150-day period in the case of the first bullet listed above, (b) such 180-day period in the second bullet listed above and (c) such 225-day period in the case of the third bullet listed above, in each case at a rate equal to 0.25% per annum.

The aggregate amount of the Special Interest Premium in respect of each of the old 6 7/8% Notes, payable pursuant to the above provisions, will in no event exceed 0.25% per annum. If the Exchange Offer Registration Statement is not declared effective on or prior to the 225th calendar day following August 25, 1999 and we and U S WEST shall request holders of old 6 7/8% Notes to provide the information called for by the Registration Rights Agreement for inclusion in the Shelf Registration Statement, the old 6 7/8% Notes owned by holders who do not deliver such information to us and U S WEST when required pursuant to the Registration Rights Agreement will not be entitled to any Special Interest Premium for any day after the 225th day following August 25, 1999.

Upon:

    - filing of the Exchange Offer Registration Statement after the 150-day period described above,

    - effectiveness of the Exchange Offer Registration Statement after the 180-day period described above, or

    - consummation of the exchange offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 225-day period described above,

the interest rate on the old 6 7/8% Notes from the day of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest rate set forth on the cover page of this prospectus for the old 6 7/8% Notes.

If a Shelf Registration Statement is declared effective pursuant to the foregoing paragraphs, and if we and U S WEST fail to keep such Shelf Registration Statement continuously (a) effective or (b) useable for resales for the period required by the Registration Rights Agreement due to certain circumstances relating to pending corporate developments, public filings with the SEC and similar events, or because the prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and such failure continues for more than 60 days (whether or not consecutive) in any twelve-month period (the 61st day being referred to as the "Default Day"), then from the Default Day until the earlier of:

    - the date that the Shelf Registration Statement is again deemed effective or is usable,

    - the date that is the second anniversary of the closing date (or, if Rule 144(k) is amended to provide a shorter restrictive period, such shorter period), or

    - the date as of which all of the new 6 7/8% Notes are sold pursuant to the Shelf Registration Statement,

the Special Interest Premium in respect of the old 6 7/8% Notes shall accrue at a rate equal to 0.25% per annum.

If we or U S WEST fail to keep the Shelf Registration Statement continuously effective or useable for resales pursuant to the preceding paragraph, we or U S WEST shall give the holders notice to suspend the sale of the old 6 7/8% Notes and shall extend the relevant period referred to above during which we or U S WEST are required to keep effective the Shelf Registration Statement (or the period during which Participating Broker-Dealers are entitled to use the prospectus included in the Exchange Offer Registration Statement in connection with the resale of new 6 7/8% Notes) by the number of days during the period from and including the date of the giving of such notice to and including the date when holders shall have received copies of the supplemented or amended prospectus necessary to permit resales of the old 6 7/8% Notes or to and including the date on which we or U S WEST have given notice that the sale of the old 6 7/8% Notes may be resumed, as the case may be.

Each old 6 7/8% Note contains a legend to the effect that the holder thereof, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the Registration Rights Agreement.

The Registration Rights Agreement is governed by, and construed in accordance with, the laws of the State of New York. This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a form of which is available upon request to us or U S WEST. In addition, the information set forth above concerning certain interpretations and positions taken by the Staff is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to such matters.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal tax consequences of an exchange of old 6 7/8% Notes for new 6 7/8% Notes in the exchange offer and the purchase, beneficial ownership and disposition of new 6 7/8% Notes. For purposes of this summary, a "U.S. Holder" means a beneficial owner of an old 6 7/8% or a new 6 7/8% Note that is for U.S. federal income tax purposes:

    - an individual who is a citizen or resident of the United States;

    - a corporation, partnership or other business entity created or organized under the laws of the United States or any state thereof (including the District of Columbia);

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust with respect to which a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). A "Non-U.S. Holder" is a beneficial owner of an old
6 7/8% Note or a new 6 7/8% Note that is not a U.S. Holder.

This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described herein. This summary addresses only holders that own old 6 7/8% Notes or will own new 6 7/8% Notes as capital assets and not as part of a "straddle" or a "conversion transaction" for U.S. federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as life insurance companies, tax-exempt entities, regulated investment companies, securities dealers, and investors whose functional currency is not the U.S. dollar). Persons considering the exchange of their old 6 7/8% Notes for new 6 7/8% Notes and persons considering the purchase of new 6 7/8% Notes should consult their tax advisors concerning the application of U.S. federal tax laws to their particular situations as well as any consequences of the exchange of the old 6 7/8% Notes for new 6 7/8% Notes and of the purchase, beneficial ownership and disposition of new 6 7/8% Notes arising under the laws of any state or other taxing jurisdiction.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER TO U.S. HOLDERS AND
  NON-U.S. HOLDERS

The exchange of old 6 7/8% Notes for new 6 7/8% Notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. U.S. Holders and Non-U.S. Holders will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the new 6 7/8% Notes as they had in the old 6 7/8% Notes immediately before the exchange.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

TREATMENT OF INTEREST. Stated interest on the new 6 7/8% Notes will be taxable to U.S. Holders as ordinary interest income as the interest accrues or is paid in accordance with the holder's regular method of accounting.

MARKET DISCOUNT. If a U.S. Holder acquires a new 6 7/8% Note for an amount that is less than its principal amount by more than a DE MINIMIS amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), the amount of the difference will be treated as "market discount." In the event a U.S. Holder acquires a new 6 7/8% Note with market discount, unless the U.S. Holder elects to include such market discount in income as it accrues, a U.S. Holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, a new 6 7/8% Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the new
6 7/8% Notes will accrue ratably over the remaining term of the new 6 7/8% Notes or, at the election of the U.S. Holder, under a constant yield method. In addition, a U.S. Holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry a new 6 7/8% Note unless the U.S. Holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the Internal Revenue Service (the "IRS").

AMORTIZATION OF BOND PREMIUM. A U.S. Holder that purchases a new 6 7/8% Note for an amount in excess of its stated principal amount will be considered to have purchased the Note at a premium. The U.S. Holder may elect to amortize such premium (as an offset to interest income), using a constant yield method, over the remaining term of the new 6 7/8% Note (or to an earlier call date if it results in a smaller amount of amortizable bond premium). Such election, once made, generally applies to all debt instruments held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. A U.S. Holder that elects to amortize such premium must reduce its tax basis in the related 6 7/8% Note by the amount of the premium amortized during its holding period. If a U.S. Holder does not elect to amortize the premium, the amount of such premium will be included in the U.S. Holder's tax basis for purposes of computing gain or loss in connection with a taxable disposition of the new 6 7/8% Note.

SALE OR OTHER DISPOSITION OF NEW 6 7/8% NOTES

In general, upon the sale, retirement or other taxable disposition of a new
6 7/8% Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between (i) the amount of the cash and the fair market value of any property received on the sale, retirement or other taxable disposition (not including any amount attributable to accrued but unpaid interest or accrued market discount not previously included in income) and (ii) the U.S. Holder's adjusted tax basis in the new 6 7/8% Note. A U.S. Holder's adjusted tax basis in a new 6 7/8% Note generally will be equal to the cost of the Note to such U.S. Holder, increased by the amount of any market discount previously included in income by the U.S. Holder and reduced by the amount of any payments received by the U.S. Holder, other than payments of qualified stated interest, and by the amount of amortizable bond premium taken into account. Subject to the discussion of market discount above, gain or loss realized on the sale, retirement or other taxable disposition of a new 6 7/8% Note will be capital gain or loss.

U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OWNERSHIP
  OF NEW 6 7/8% NOTES

For purposes of the following summary, interest and gain on the sale, exchange or other disposition of a new 6 7/8% Note will be considered "U.S. trade or business income" if such income or gain is:

    - effectively connected with the conduct of a trade or business in the United States; or

    - in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, to a fixed base) in the United States.

TREATMENT OF INTEREST. A Non-U.S. Holder that is not subject to U.S. federal income tax as a result of any direct or indirect connection to the United States other than its ownership of a new 6 7/8% Note will not be subject to U.S. federal income or withholding tax in respect of interest income on the new
6 7/8% Note if:

    - the interest is not U.S. trade or business income;

    - the Non-U.S. Holder provides an appropriate statement on IRS Form W-8 or Form W-8BEN, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person for U.S. federal income tax purposes; and

    - the Non-U.S. Holder is not a "10-percent shareholder" or a "related controlled foreign corporation" with respect to the Company as specially defined for U.S. federal income tax purposes.

If a new 6 7/8% Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to eliminate withholding tax. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or Form W-8BEN or the substitute form provided by the beneficial owner to the organization or institution. For interest paid with respect to a new 6 7/8% Note after December 31, 2000, a Non-U.S. Holder that is treated as a partnership for U.S. federal tax purposes generally will be required to provide an IRS Form W-8IMY and to attach an appropriate certification by each beneficial owner of the Non-U.S. Holder (including in certain cases, such beneficial owner's beneficial owners). Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding these possible additional reporting requirements.

To the extent these conditions are not met, a 30% withholding tax will apply to interest income on the new 6 7/8% Note, unless an income tax treaty reduces or eliminates such tax or unless the interest is U.S. trade or business income with respect to such Non-U.S. Holder and the Non-U.S. Holder provides an appropriate statement to that effect. In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the new 6 7/8% Notes at regular rates applicable to U.S. taxpayers. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such income.

TREATMENT OF DISPOSITIONS OF NEW 6 7/8% NOTES. In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any amount received (other than amounts in respect of accrued but unpaid interest) upon retirement or disposition of a new 6 7/8% Note unless such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other requirements are met, or unless the gain is U.S. trade or business income. In the latter event, Non-U.S. Holders generally will be subject to U.S. federal income tax with respect to such gain at regular rates applicable to U.S. taxpayers. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such gain.

TREATMENT OF NEW 6 7/8% NOTES FOR U.S. FEDERAL ESTATE TAX PURPOSES. An individual Non-U.S. Holder (who is not domiciled in the United States for U.S. federal estate tax purposes at the time of death) will not be subject to U.S. federal estate tax in respect of a new 6 7/8% Note, so long as the Non-U.S. Holder is not a "10-percent shareholder" with respect to the Company as specially defined for U.S. federal income tax purposes and payments of interest on such new 6 7/8% Note would not have been considered U.S. trade or business income at the time of such Non-U.S. Holder's death.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX FOR NON-U.S.
  HOLDERS

Under certain circumstances, the Code requires "information reporting" annually to the IRS and to each holder of new 6 7/8% Notes, and "backup withholding" at a rate of 31% with respect to certain payments made on or with respect to the new 6 7/8% Notes. Backup withholding generally does not apply with respect to certain holders of new 6 7/8% Notes, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

A Non-U.S. Holder that provides an IRS Form W-8 or Form W-8BEN, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a United States person, will not be subject to IRS reporting requirements and

U.S. backup withholding. With respect to interest paid after December 31, 2000, IRS Forms W-8BEN will generally be required from the beneficial owners of interests in a Non-U.S. Holder that is treated as a partnership for U.S. federal income tax purposes.

The payment of the proceeds on the disposition of a new 6 7/8% Note to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the Non-U.S. Holder either certifies its status as a Non-U.S. Holder under penalties of perjury on IRS Form W-8 or Form W-8BEN (as described above) or otherwise establishes an exemption. The payment of the proceeds on the disposition of a new 6 7/8% Note by a Non-U.S. Holder to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a "U.S. related person" (as defined below). The payment of proceeds on the disposition of a new 6 7/8% Note by a Non-U.S. Holder to or through a non-U.S. office of a U.S. broker or a U.S. related person generally will not be subject to backup withholding but will be subject to information reporting unless the Non-U.S. Holder certifies its status as a Non-U.S. Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the Non-U.S. Holder's foreign status and the broker has no actual knowledge to the contrary.

For this purpose, a "U.S. related person" is:

    - a "controlled foreign corporation" as specially defined for U.S. federal income tax purposes;

    - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

    - for payments made after December 31, 2000, a foreign partnership if at any time during its tax year one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax and may be refunded (or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any), provided that certain required information is furnished. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

                              PLAN OF DISTRIBUTION


Each Participating Broker-Dealer that receives new 6 7/8% Notes for its own account in the exchange offer must acknowledge that it acquired the old 6 7/8% Notes for its own account as a result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new
6 7/8% Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "REGISTRATION RIGHTS." A Participating Broker-Dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of new 6 7/8% Notes received in exchange for old 6 7/8% Notes where the old
6 7/8% Notes were acquired as a result of market-making activities or other trading activities. Under the Registration Rights Agreement, we and U S WEST have agreed that for a period of 225 calendar days after the expiration date, we will make this prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any resale of new 6 7/8% Notes.

We will not receive any proceeds from any sale of the new 6 7/8% Notes by any Participating Broker-Dealer. New 6 7/8% Notes received by Participating Broker-Dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new 6 7/8% Notes or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of the new 6 7/8% Notes. Any Participating Broker-Dealer that resells new 6 7/8% Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the new 6 7/8% Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new 6 7/8% Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 225 calendar days after closing of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests the documents in the letter of transmittal. We have agreed to pay all expenses incident to our or U S WEST's performance of, or compliance with, the Registration Rights Agreement and all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old 6 7/8% Notes but excluding commissions or concessions of any brokers or dealers, and will indemnify the holders, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

We have not entered into any arrangements or understandings with any person to distribute the new 6 7/8% Notes to be received in the exchange offer.

                                 LEGAL MATTERS

Certain legal matters with respect to the 6 7/8% Notes will be passed upon for us and U S WEST by Cadwalader, Wickersham & Taft, New York, New York, and by Thomas O. McGimpsey, Senior Attorney and Assistant Secretary of U S WEST. Cadwalader, Wickersham & Taft, New York, New York is also passing on certain federal income tax matters in connection with the 6 7/8% Notes.

                                    EXPERTS

The audited financial statements and schedule of U S WEST for the year ended December 31, 1998 included in U S WEST's Annual Report on Form 10-K, as amended by Form 10-K/A filed March 24, 1999, and in U S WEST's Proxy Statement on
Schedule 14A dated March 24, 1999, and the selected condensed consolidated financial statements in U S WEST's Current Report on Form 8-K dated
February 24, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, which are incorporated by reference in this prospectus and in the registration statement in reliance upon the authority of said firm as experts in giving said reports.

                              GENERAL INFORMATION

INCORPORATION, REGISTERED AND PRINCIPAL EXECUTIVE OFFICES, AUTHORIZED SHARES

Old U S WEST was one of seven regional holding companies formed in connection with the court ordered divestiture of American Telephone and Telegraph Company ("AT&T") which occurred on January 1, 1984. U S WEST was incorporated as a wholly-owned subsidiary of Old U S WEST on

December 23, 1997. As a result of the Separation, U S WEST became a separate publicly-traded company. U S WEST is incorporated under the laws of the State of Delaware. The address of the registered office of U S WEST in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of U S WEST's registered agent at that address is The Corporation Trust Company. The principal executive offices of U S WEST are located at 1801 California Street, Denver, Colorado 80202.

U S WEST is authorized to issue 2 billion shares of common stock and 200 million shares of preferred stock. As of September 30, 1999, 505,001,883 shares of U S WEST common stock were issued and outstanding, and no shares of U S WEST preferred stock were issued or outstanding. The share capital of U S WEST is fully paid. U S WEST does not have any convertible debt securities. A description of U S WEST's principal activities is set forth in this prospectus and in documents incorporated by reference herein.

We are a wholly-owned subsidiary of U S WEST which provides financing to U S WEST and its affiliates. We were incorporated under the laws of the State of Colorado on June 10, 1986. The address of our registered office is 1675 Broadway, Denver, Colorado 80202. The name of the registered agent at that address is The Corporation Trust Company. Our principal executive offices are located at 1801 California Street, Denver, Colorado 80202.

We are authorized to issue one share of stock without par value. As of the date of this prospectus, we have issued one share of stock to U S WEST. Our issued share capital is fully paid. We do not have any convertible debt securities.

LISTING


The old 6 7/8% Notes are listed on the Luxembourg Stock Exchange. Application has been made to list the new 6 7/8% Notes on the Luxembourg Stock Exchange. In connection with the listing of the 6 7/8% Notes, our Articles of Incorporation, Bylaws and Restated Certificate of Incorporation and a legal notice relating to the issuance of the 6 7/8% Notes were deposited with "Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg," where copies thereof may be obtained upon request. We will also inform the Luxembourg Stock Exchange of the Interest Payment Dates, the interest rate for each interest period, and the amount paid on each Interest Payment Date. Copies of the above documents and interest rate information, together with this prospectus, the Indenture and U S WEST's Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A filed March 24, 1999 ("1998 10-K"), as well as all future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, so long as any of the 6 7/8% Notes are outstanding and listed on the Luxembourg Stock Exchange, will be made available, free of charge, at the main office of Kredietbank S.A. Luxembourgeoise. The purchase agreement pursuant to which the 6 7/8% Notes were originally issued and agreements relating to the Guarantees will also be available for inspection at Kredietbank S.A. Luxembourgeoise, which will act as intermediary between the Luxembourg Stock Exchange, us and the holders of the 6 7/8% Notes so long as the 6 7/8% Notes are in global form. For Luxembourg holders, copies of the Letter of Transmittal and other associated documents relating to exchange offer (including the documents set forth under the caption "WHERE YOU CAN FIND MORE INFORMATION") will be available at the office of Kredietbank S.A. Luxembourgeoise.



The consolidated financial statements contained in U S WEST's 1998 Form 10-K have been audited by Arthur Andersen LLP. See "EXPERTS."


AUTHORIZATION

The 6 7/8% Notes were originally issued pursuant to authority granted by our Board of Directors on May 16, 1999, as such authority may be supplemented from time to time.

The Guarantees were originally entered into pursuant to authority granted by our Board of Directors of U S WEST on May 16, 1999, as such authority may be supplemented from time to time.

MATERIAL CHANGE

There has been no material adverse change in the financial position or operations of U S WEST and its subsidiaries (including Capital Funding) on a consolidated basis since December 31, 1998, except as disclosed in this prospectus or in the documents incorporated by reference in this prospectus.

LITIGATION

Except as disclosed in this prospectus or in documents incorporated by reference in this prospectus, neither U S WEST, nor any of its subsidiaries (including Capital Funding), is involved in any legal or arbitration proceedings, nor, to U S WEST's knowledge, are any legal or arbitration proceedings pending or threatened involving U S WEST or any of its subsidiaries (including Capital Funding), which have had during the 12 months prior to the date of this prospectus a material adverse effect on the financial position of U S WEST and its subsidiaries (including Capital Funding) on a consolidated basis.

U S WEST and certain subsidiaries (including Capital Funding) are defendants in various legal proceedings involving matters generally incidental to their business. Although it is difficult to predict the ultimate outcome of these proceedings, management of U S WEST believes, based on discussions with counsel, that any ultimate liability will not have a material adverse effect on the consolidated financial position or results of operations of U S WEST and its subsidiaries (including Capital Funding).

IDENTIFICATION NUMBERS


The new 6 7/8% Notes have been accepted for clearance through DTC, Euroclear and Clearstream Banking CUSIP: 912912AU6; ISIN: US912912AU64; Common
Code: 010754348.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") permits the board of directors of U S WEST, Inc. ("U S WEST") to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of U S WEST, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the "Securities Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    U S WEST's Restated Certificate of Incorporation and Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by law.

    As permitted by section 102 of the DGCL, U S WEST's Restated Certificate of Incorporation eliminates a director's personal liability for monetary damages to U S WEST and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of the DGCL, for liability for any breach of the director's duty of loyalty to U S WEST or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

    The Bylaws of U S WEST Capital Funding, Inc. ("Capital Funding") provide for the indemnification of directors and officers to the extent permissible under applicable law. Section 7-109-102 of the Colorado Business Corporation Act (the "CBCA") specifies the circumstances under which a corporation may indemnify its directors, officers, employees or agents. For acts done in a person's "official capacity," the CBCA generally requires that an act be done in good faith and in a manner reasonably believed to be in the best interests of the corporation. In all other civil cases, the person must have acted in good faith and in a way that was not opposed to the corporation's best interests. In criminal actions or proceedings, the CBCA imposes an additional requirement that the actor had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the corporation, or charging a person with the improper receipt of a personal benefit, no indemnification, except for court-ordered indemnification for reasonable expenses occurred, can be made. Indemnification is mandatory when any director or officer is wholly successful, on the merits or otherwise, in defending any civil or criminal proceeding.

    The directors and officers of U S WEST and Capital Funding are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act which might be incurred by them in such capacities and against which they cannot be indemnified by U S WEST and Capital Funding.

    The agents, dealers or underwriters who executed the agreements filed as
Exhibit 1 to this registration statement agreed to indemnify U S WEST and Capital Funding directors and their officers who signed the registration statement against certain liabilities which might arise under the Securities Act with respect to information furnished to U S WEST and Capital Funding by or on behalf of any such indemnifying party.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    Exhibits identified in parentheses below are on file with the Commission and are incorporated herein by reference to such previous filings. All other exhibits are provided as part of this electronic transmission.


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
(1-A)                   Purchase Agreement, dated August 20, 1999, among U S WEST
                        Capital Funding, Inc., U S WEST, Inc., J.P. Morgan
                        Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated, as representatives of the initial purchasers named therein (Exhibit 1-A to Form S-4 Registration
                        Statement No. 333-92523, filed December 10, 1999).
(2-A)                   Separation Agreement between U S WEST, Inc. (renamed
                        "MediaOne Group, Inc.") and U S WEST, Inc. (formerly
                        USW-C, Inc.), dated June 5, 1998 (Exhibit 99.1 to
                        Form 8-K/A dated June 26, 1998, File No. 1-14087).
(2-A.1)                 Amendment to the Separation Agreement between MediaOne
                        Group, Inc. (formerly U S WEST, Inc.) and U S WEST, Inc.
                        (formerly USW-C, Inc.), dated June 12, 1998 (Exhibit 10(p)
                        to Form 10-K/A for the year ended December 31, 1998, File
                        No. 1-14087).
(2-A.2)                 Offer to Purchase; Letter of Transmittal relating to the
                        Common Stock; Letter to Brokers, Dealers, Commercial Banks,
                        Trust Companies and Other Nominees; Letter from Brokers,
                        Dealers, Commercial Banks, Trust Companies and Other
                        Nominees to Clients; Notices of Guaranteed Delivery relating to the Common Stock; Press Release issued by the Offeror and the Company on May 17, 1999; and Guidelines for Certificate
                        of Taxpayer Identification Number on Substitute Form W-9,
                        each dated May 21, 1999 (Exhibits (a)(1) through (a)(7) to
                        Schedule 14D-1, dated May 21, 1999, as amended).
(2-A.3)                 Agreement and Plan of Merger, dated as of May 16, 1999,
                        between Global Crossing Ltd. and U S WEST, Inc. (Exhibit 2 to Form 8-K, dated May 21, 1999, File No. 1-14087).
(2-A.4)                 Tender Offer and Purchase Agreement, dated as of May 16,
                        1999, between Global Crossing Ltd. and U S WEST, Inc.
                        (Exhibit (c)(2) to Schedule 14D-1 and Schedule 13D, dated
                        May 21, 1999, as amended).
(2-A.5)                 Voting Agreement, dated as of May 16, 1999, between Global
                        Crossing Ltd. and U S WEST, Inc. (Exhibit (c)(3) to Schedule
                        14D-1 and Schedule 13D, dated May 21, 1999, as amended).
(2-A.6)                 Standstill Agreement, dated as of May 16, 1999, between
                        Global Crossing Ltd. and U S WEST, Inc. (Exhibit (c)(4) to
                        Schedule 14D-1 and Schedule 13D, dated May 21, 1999, as
                        amended).
(2-A.7)                 Tender and Voting Agreement, dated as of May 16, 1999,
                        between U S WEST, Inc., Global Crossing Ltd. and each of the parties listed on the signature page thereto
                        (Exhibit (c)(5) to Schedule 14D-1 and Schedule 13D, dated
                        May 21, 1999, as amended).
(2-A.8)                 Agreement, dated as of May 16, 1999, between Global Crossing
                        Ltd. and each person whose name appears on the signature
                        page thereto (Exhibit (c)(6) to Schedule 14D-1 and Schedule
                        13D, dated May 21, 1999, as amended).
(2-A.9)                 Letter Agreement, dated as of May 16, 1999, between
                        U S WEST, Inc. and Global Crossing Ltd. (Exhibit 99 to
                        Form 8-K, dated May 21, 1999, File No. 1-14087).
(2-A.10)                Transfer Agreement, dated as of May 16, 1999, between Global
                        Crossing Ltd. and each person whose name appears on the
                        signature page thereto (Exhibit (c)(8) to Schedule 14D-1 and
                        Schedule 13D, dated May 21, 1999, as amended).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
(2-A.11)                Agreement and Plan of Merger between U S WEST, Inc. and
                        Qwest Communications International Inc., dated as of
                        July 18, 1999 and amended by Amendment No. 1, dated as of
                        September 8, 1999 (Annex A to Schedule 14A dated
                        September 17, 1999).
(2-A.12)                Voting Agreement among each of the stockholders listed on
                        the signature page thereto and U S WEST, Inc., dated as of
                        July 18, 1999 (Exhibit 10.1 to Form 8-K, dated July 20,
                        1999, File No. 1-14087).
(2-A.13)                Termination Agreement between U S WEST, Inc. and Global
                        Crossing Ltd., dated as of July 18, 199 (Exhibit 10.2 to
                        Form 8-K, dated July 20, 1999, File No. 1-14087).
(2-A.14)                Amendment No. 1, dated as of July 18, 1999, to Tender Offer and Purchase Agreement, dated as of May 16, 1999, between
                        U S WEST, Inc. and Global Crossing Ltd. (Exhibit 2-A.14 to
                        Form 10-Q for the quarter ended June 30, 1999, File
                        No. 1-14087).
(3-A.1)                 Restated Certificate of Incorporation for U S WEST, Inc.
                        (Exhibit 3A to Form S-4/A Registration Statement
                        No. 333-45765, filed March 18, 1998.
(3-A.2)                 Articles of Incorporation for U S WEST Capital
                        Funding, Inc. (Exhibit 3-A.2 to Form S-4 Registration
                        Statement No. 333-92523, filed December 10, 1999).
(3-B.1)                 Bylaws of U S WEST, Inc. (formerly "USW-C, Inc."), effective as of June 12, 1998 (Exhibit 3(ii) to Form 8-K/A dated
                        June 26, 1998, File No. 1-14087).
(3-B.2)                 Bylaws of U S WEST Capital Funding, Inc. (Exhibit 3-B.2 to
                        Form S-4 Registration Statement No. 333-92523, filed
                        December 10, 1999).
(4-A)                   Form of Rights Agreement between U S WEST, Inc. (formerly
                        "USW-C, Inc.") and State Street Bank and Trust Company, as
                        Rights Agent, dated as of June 1, 1998 (Exhibit 4-A to the
                        Form S-4/A Registration Statement No. 333-45765, filed
                        April 2, 1998).
(4-A.1)                 Amendment No. 1 to Rights Agreement between
                        U S WEST, Inc. and State Street Bank and Trust Company,
                        dated as of May 16, 1999 (Exhibit 4 to Form 8-K, dated
                        May 21, 1999, File No. 1-14087).
(4-A.2)                 Amendment No. 2 to Rights Agreement between
                        U S WEST, Inc. and State Street Bank and Trust Company,
                        dated as of July 18, 1999 (Exhibit 4-A.2 to Form 10-Q for
                        the quarter ended June 30, 1999, File No. 1-14087).
(4-A.3)                 Registration Rights Agreement, dated August 20, 1999,
                        between U S WEST Capital Funding, Inc., U S WEST, Inc., J.P.
                        Morgan Securities, Inc. and Merrill Lynch, Pierce, Fenner &
                        Smith Incorporated (Exhibit 4-A.3 to Form S-4 Registration
                        Statement No. 333-92523, filed December 10, 1999).
4-B                     Form of Letter of Transmittal.
(4-C)                   Indenture dated as of June 29, 1998 by and among U S WEST
                        Capital Funding, Inc., U S WEST, Inc. and The First
                        National Bank of Chicago (now known as Bank One Trust
                        Company, National Association) as Trustee filed as
                        Exhibit 4(a) to Form 8-K dated November 18, 1998, File
                        No. 1-14087. The form or forms of debt securities with
                        respect to each particular series of debt securities
                        registered hereunder will be filed as an exhibit to a
                        Current Report on Form 8-K of U S WEST, Inc. and
                        incorporated herein by reference.
(5-A.1)                 Opinion of Cadwalader, Wickersham & Taft with respect to
                        legality of the securities being registered (Exhibit 5-A.1 to Form S-4 Registration Statement No. 333-92523, filed
                        December 10, 1999).
(5-A.2)                 Opinion of Thomas O. McGimpsey, Senior Attorney and
                        Assistant Secretary of U S WEST, Inc., with respect to
                        legality of the securities being registered (Exhibit 5-A.2 to Form S-4 Registration Statement No. 333-92523, filed
                        December 10, 1999).
(8)                     Opinion of Cadwalader, Wickersham & Taft with respect to
                        certain tax matters (included in Exhibit 5-A.1).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
(10-A)                  Employee Matters Agreement between U S WEST, Inc. (renamed
                        "MediaOne Group, Inc.") and USW-C, Inc. (renamed
                        "U S WEST, Inc."), dated June 5, 1998 (Exhibit 99.2 to
                        Form 8-K/A dated June 26, 1998, File No. 1-14087).
(10-B)                  Tax Sharing Agreement between U S WEST, Inc. (renamed
                        "MediaOne Group, Inc.") and USW-C, Inc. (renamed
                        "U S WEST, Inc."), dated June 5, 1998 (Exhibit 99.3 to
                        Form 8-K/A dated June 26, 1998, File No. 1-14087).
(10-C)                  364-Day Credit Agreement, dated May 8, 1998, with Morgan
                        Guaranty Trust Company of New York, as administrate agent
                        (Exhibit 10A to Form 10-Q for the quarter ended March 31,
                        1998, File No. 1-14087).
(10-D)                  Five year Credit Agreement, dated May 8, 1998, with Morgan
                        Guaranty Trust Company of New York, as administrative agent
                        (Exhibit 10B to Form 10-Q for the quarter ended March 31,
                        1998, File No. 1-14087).
(10-D.1)                Amendment No. 1 to Credit Agreements dated as of June 30,
                        1998 to the 364-Day Credit Agreement and the Five-year
                        Credit Agreement, each dated as of May 8, 1998, among
                        U S WEST Capital Funding, Inc., U S WEST, Inc., the banks
                        listed on the signature pages thereto and Morgan Guaranty
                        Trust Company of New York (Exhibit 10(e)(1) to Form 10-Q
                        for the quarter ended September 30, 1998, File
                        No. 1-14087).
(10-D.2)                Amended and Restated Credit Agreement, dated as of May 7,
                        1999, among U S WEST Capital Funding, Inc.,
                        U S WEST, Inc. and the banks listed on the signature
                        pages thereof (Exhibit (b)(4) to Schedule 14D-1 and
                        Schedule 13D, dated May 21, 1999, as amended).
(10-D.3)                Amendment to Credit Agreements, dated as of June 11, 1999, which further amends (i) the 364-Day Credit Agreement dated as of May 8, 1999, as amended and (ii) the Five-Year Credit
                        Agreement dated as of May 8, 1998, as amended, among
                        U S WEST Capital Funding, Inc., U S WEST, Inc., the banks
                        listed on the signature pages thereto, and Morgan Guaranty
                        Trust Company of New York (Exhibit 10-D.3 to Form 10-Q for
                        the quarter ended June 30, 1999, File No. 1-14087).
(10-D.4)                364-Day $1.5 billion Credit Agreement dated as of June 11,
                        1999, among U S WEST Capital Funding, inc., and
                        U S WEST, Inc., the banks listed therein and Morgan Guaranty
                        Trust Company of New York, as administrative agent
                        (Exhibit (b)(6) to Amendment No. 3 to Schedule 14D-1 and
                        Schedule 13D, dated June 11, 1999, filed on behalf of Global
                        Crossing Ltd. and U S WEST, Inc.).
(10-D.5)                Assignment and Assumption Agreement among each institution listed on Schedule 1 thereto, U S WEST, Inc. and Morgan
                        Guaranty Trust Company of New York, dated as of July 6, 1999
                        (Exhibit 10-D.5 to Form 10-Q for the quarter ended June 30,
                        1999, File No. 1-14087).
(10-E)                  364-Day Credit Agreement, among the banks listed therein,
                        U S WEST Communications, Inc. and Morgan Guaranty Trust
                        Company of New York, as administrative agent, dated as of
                        May 19, 1999 (Exhibit 10-E to Form 10-Q for the quarter
                        ended June 30, 1999, File No. 1-14087).
(10-F)                  Amendment No. 1 to Credit Agreement to the 364-Day Credit
                        Agreement, dated as of May 19, 1998, among U S WEST
                        Communications, Inc., U S WEST, Inc., the banks listed on
                        the signature pages thereto and Morgan Guaranty Trust
                        Company of New York, as administrative agent, dated as of
                        June 11, 1999 (Exhibit 10-F to Form 10-Q for the quarter
                        ended June 30, 1999, File No. 1-14087).
(10-G)                  Change of Control Agreement for the President and Chief
                        Executive Officer (Exhibit 10(f) to Form 10-Q for the
                        quarter ended June 30, 1998, File No. 1-14087).
(10-G.1)                Retention Agreement for the Chairman, Chief Executive
                        Officer and President of U S WEST, Inc., dated as of
                        September 7, 1999 (Exhibit 10-G.1 to Form 8-K dated
                        September 20, 1999, File No. 1-14087).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
(10-H)                  Form of Change of Control Agreement for Tier II Executive
                        (Exhibit 10(g) to Form 10-Q for the quarter ended June 30,
                        1998, File No. 1-14087.
(10-H.1)                Form of Retention Agreement for Executive Officers of
                        U S WEST, Inc. (Exhibit 10-H.1 to Form 8-K dated
                        September 20, 1999, File No. 1-14087).
(10-I)                  Form of Executive Severance Agreement (Exhibit 10(h) to
                        Form 10-Q for the quarter ended June 30, 1998, File
                        No. 1-14087).
(10-J)                  1998 U S WEST Stock Plan (Exhibit 10-A to the Form S-4
                        Registration Statement No. 333-45765, filed February 6,
                        1998, as amended).
(10-K)                  U S WEST Long-Term Incentive Plan (Exhibit 10-D to the
                        Form S-4 Registration Statement No. 333-45765, filed
                        February 6, 1998, as amended).
(10-L)                  U S WEST Executive Short-Term Incentive Plan (Exhibit 10-E
                        to the Form S-4 Registration Statement No. 333-45765, filed
                        February 6, 1998, as amended).
(10-M)                  U S WEST 1998 Broad Based Stock Option Plan dated June 12,
                        1998 (Exhibit 10(l) to Form 10-Q for the quarter ended
                        September 30, 1998, File No. 1-14087).
(10-N)                  U S WEST Deferred Compensation Plan, amended and restated
                        effective as of June 12, 1998 (Exhibit 10(m) to Form 10-Q
                        for the quarter ended September 30, 1998, File
                        No. 1-14087).
(10-O)                  U S WEST 1998 Stock Plan, as amended June 22, 1998
                        (Exhibit 10(n) to Form 10-Q for the quarter ended
                        September 30, 1998, File No. 1-14087).
(10-O.1)                1998 U S WEST Stock Plan, as amended August 6, 1999
                        (Exhibit 10-O.1 to Form 10-Q for the quarter ended
                        September 30, 1999, File No. 1-14087).
(10-O.2)                1999 U S WEST Stock Plan, as amended August 6, 1999
                        (Exhibit 10-O.2 to Form 10-Q for the quarter ended
                        September 30, 1999, File No. 1-14087).
(10-P)                  Shareowner Investment Plan dated June 12, 1998 (Form S-3
                        Registration Statement No. 333-52781, filed May 15, 1998).
(10-Q)                  Form of Non-Qualified Stock Option Agreement (Exhibit 10-Q
                        to Form 10-Q for the quarter ended March 31, 1999, File
                        No. 1-14087).
(10-R)                  Form of Agreement for Purchase and Sale of Telephone
                        Exchanges, dated as of June 16, 1999, between Citizens
                        Utilities Company and U S WEST Communications, Inc.
                        (Exhibit 99 to Form 8-K, dated June 17, 1999, File
                        No. 1-14087).
12                      Computation of Ratio of Earnings to Fixed Charges.
(13)                    U S WEST 1998 Summary Annual Report to Stockholders
                        (Exhibit 13 to Form 8-K dated February 24, 1999, File
                        No. 1-14087).
(21)                    Subsidiaries of the Registrant (Exhibit 21 to Form 10-K/A
                        for the year ended December 31, 1998).
23-A                    Consent of Arthur Andersen LLP.
(23-B)                  Consent of Cadwalader, Wickersham & Taft (included in
                        Exhibit 5-A.1).
(24)                    Powers of Attorney (Exhibit 24 to Form S-4 Registration
                        Statement No. 333-92523, filed December 10, 1999).
(25)                    Statement of Eligibility of Trustee (Exhibit 25 to Form S-3
                        dated May 6, 1998, File No. 333-51907).
(99)                    Annual Report on Form 11-K for the U S WEST Savings
                        Plan/ESOP for the year ended December 31, 1998 (Exhibit 99 to Form 10-K/A filed by amendment on Form SE, File
                        No. 1-14087), Paper Copy (P).

ITEM 22. UNDERTAKINGS.

    (a) The undersigned hereby undertakes:

    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (e) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (f) The undersigned hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed part of the registration statement as of the time it was declared effective.

        (5) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, U S WEST, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 4th day of February, 2000.


                                                       U S WEST, INC.

                                                       By:           /s/ THOMAS O. MCGIMPSEY
                                                            -----------------------------------------
                                                                       Thomas O. McGimpsey
                                                                       ASSISTANT SECRETARY

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

PRINCIPAL EXECUTIVE OFFICER:

              /s/ SOLOMON D. TRUJILLO*
     -------------------------------------------       President and Chief Executive Officer
                 Solomon D. Trujillo

PRINCIPAL FINANCIAL OFFICER:

                 /s/ ALLAN R. SPIES*
     -------------------------------------------       Executive Vice President and Chief Financial
                   Allan R. Spies                        Officer

PRINCIPAL ACCOUNTING OFFICER:

                /s/ JANET K. COOPER*
     -------------------------------------------       Vice President--Finance and Controller
                   Janet K. Cooper

DIRECTORS:

               /s/ LINDA G. ALVARADO*
     -------------------------------------------
                  Linda G. Alvarado

                /s/ CRAIG R. BARRETT*
     -------------------------------------------
                  Craig R. Barrett

            /s/ THE HONORABLE HANK BROWN*
     -------------------------------------------
              The Honorable Hank Brown

               /s/ JERRY J. COLANGELO*
     -------------------------------------------
                 Jerry J. Colangelo

              /s/ MANUEL A. FERNANDEZ*
     -------------------------------------------
                 Manuel A. Fernandez

                /s/ GEORGE J. HARAD*
     -------------------------------------------
                   George J. Harad

                /s/ PETER S. HELLMAN*
     -------------------------------------------
                  Peter S. Hellman

             /s/ MARILYN CARLSON NELSON*
     -------------------------------------------
               Marilyn Carlson Nelson

                /s/ FRANK P. POPOFF*
     -------------------------------------------
                   Frank P. Popoff

              /s/ SOLOMON D. TRUJILLO*
     -------------------------------------------
                 Solomon D. Trujillo

BY POWER OF ATTORNEY

               /s/ THOMAS O. MCGIMPSEY
     -------------------------------------------
                 Thomas O. McGimpsey
                  ATTORNEY-IN-FACT



Dated: February 4, 2000

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, U S WEST Capital Funding, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 4th day of February, 2000.


                                                       U S WEST CAPITAL FUNDING, INC.

                                                       By:           /s/ THOMAS O. MCGIMPSEY
                                                            -----------------------------------------
                                                                       Thomas O. McGimpsey
                                                                       ASSISTANT SECRETARY

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

PRINCIPAL EXECUTIVE OFFICER:


                 /s/ ALLAN R. SPIES*
     -------------------------------------------       President
                   Allan R. Spies

PRINCIPAL FINANCIAL OFFICER:

                 /s/ SEAN P. FOLEY*
     -------------------------------------------       Vice President--Treasurer
                    Sean P. Foley

PRINCIPAL ACCOUNTING OFFICER:

                /s/ JANET K. COOPER*
     -------------------------------------------       Vice President--Finance and Controller
                   Janet K. Cooper

DIRECTORS:

                 /s/ ALLAN R. SPIES*
     -------------------------------------------
                   Allan R. Spies

                /s/ JANET K. COOPER*
     -------------------------------------------
                   Janet K. Cooper

                 /s/ SEAN P. FOLEY*
     -------------------------------------------
                    Sean P. Foley

BY POWER OF ATTORNEY

               /s/ THOMAS O. MCGIMPSEY
     -------------------------------------------
                 Thomas O. McGimpsey
                  ATTORNEY-IN-FACT



Dated: February 4, 2000

                                EXHIBIT INDEX(1)


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
(1-A)                   Purchase Agreement, dated August 20, 1999, among U S WEST
                        Capital Funding, Inc., U S WEST, Inc., J.P. Morgan
                        Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated, as representatives of the initial purchasers named therein (Exhibit 1-A to Form S-4 Registration
                        Statement No. 333-92523, filed December 10, 1999).
(2-A)                   Separation Agreement between U S WEST, Inc. (renamed
                        "MediaOne Group, Inc.") and U S WEST, Inc. (formerly
                        USW-C, Inc.), dated June 5, 1998 (Exhibit 99.1 to
                        Form 8-K/A dated June 26, 1998, File No. 1-14087).
(2-A.1)                 Amendment to the Separation Agreement between MediaOne
                        Group, Inc. (formerly U S WEST, Inc.) and U S WEST, Inc.
                        (formerly USW-C, Inc.), dated June 12, 1998 (Exhibit 10(p)
                        to Form 10-K/A for the year ended December 31, 1998, File
                        No. 1-14087).
(2-A.2)                 Offer to Purchase; Letter of Transmittal relating to the
                        Common Stock; Letter to Brokers, Dealers, Commercial Banks,
                        Trust Companies and Other Nominees; Letter from Brokers,
                        Dealers, Commercial Banks, Trust Companies and Other
                        Nominees to Clients; Notices of Guaranteed Delivery relating to the Common Stock; Press Release issued by the Offeror and the Company on May 17, 1999; and Guidelines for Certificate
                        of Taxpayer Identification Number on Substitute Form W-9,
                        each dated May 21, 1999 (Exhibits (a)(1) through (a)(7) to
                        Schedule 14D-1, dated May 21, 1999, as amended).
(2-A.3)                 Agreement and Plan of Merger, dated as of May 16, 1999,
                        between Global Crossing Ltd. and U S WEST, Inc. (Exhibit 2 to Form 8-K, dated May 21, 1999, File No. 1-14087).
(2-A.4)                 Tender Offer and Purchase Agreement, dated as of May 16,
                        1999, between Global Crossing Ltd. and U S WEST, Inc.
                        (Exhibit (c)(2) to Schedule 14D-1 and Schedule 13D, dated
                        May 21, 1999, as amended).
(2-A.5)                 Voting Agreement, dated as of May 16, 1999, between Global
                        Crossing Ltd. and U S WEST, Inc. (Exhibit (c)(3) to Schedule
                        14D-1 and Schedule 13D, dated May 21, 1999, as amended).
(2-A.6)                 Standstill Agreement, dated as of May 16, 1999, between
                        Global Crossing Ltd. and U S WEST, Inc. (Exhibit (c)(4) to
                        Schedule 14D-1 and Schedule 13D, dated May 21, 1999, as
                        amended).
(2-A.7)                 Tender and Voting Agreement, dated as of May 16, 1999,
                        between U S WEST, Inc., Global Crossing Ltd. and each of the parties listed on the signature page thereto
                        (Exhibit (c)(5) to Schedule 14D-1 and Schedule 13D, dated
                        May 21, 1999, as amended).
(2-A.8)                 Agreement, dated as of May 16, 1999, between Global Crossing
                        Ltd. and each person whose name appears on the signature
                        page thereto (Exhibit (c)(6) to Schedule 14D-1 and Schedule
                        13D, dated May 21, 1999, as amended).
(2-A.9)                 Letter Agreement, dated as of May 16, 1999, between
                        U S WEST, Inc. and Global Crossing Ltd. (Exhibit 99 to
                        Form 8-K, dated May 21, 1999, File No. 1-14087).
(2-A.10)                Transfer Agreement, dated as of May 16, 1999, between Global
                        Crossing Ltd. and each person whose name appears on the
                        signature page thereto (Exhibit (c)(8) to Schedule 14D-1 and
                        Schedule 13D, dated May 21, 1999, as amended).
(2-A.11)                Agreement and Plan of Merger between U S WEST, Inc. and
                        Qwest Communications International Inc., dated as of
                        July 18, 1999 and amended by Amendment No. 1, dated as of
                        September 8, 1999 (Annex A to Schedule 14A dated
                        September 17, 1999).


------------------------

(1) Exhibits identified in parentheses are on file with the Commission and are incorporated herein by reference to such previous filings. All other exhibits are provided as part of this electronic transmission.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
(2-A.12)                Voting Agreement among each of the stockholders listed on
                        the signature page thereto and U S WEST, Inc., dated as of
                        July 18, 1999 (Exhibit 10.1 to Form 8-K, dated July 20,
                        1999, File No. 1-14087).
(2-A.13)                Termination Agreement between U S WEST, Inc. and Global
                        Crossing Ltd., dated as of July 18, 199 (Exhibit 10.2 to
                        Form 8-K, dated July 20, 1999, File No. 1-14087).
(2-A.14)                Amendment No. 1, dated as of July 18, 1999, to Tender Offer and Purchase Agreement, dated as of May 16, 1999, between
                        U S WEST, Inc. and Global Crossing Ltd. (Exhibit 2-A.14 to
                        Form 10-Q for the quarter ended June 30, 1999, File
                        No. 1-14087).
(3-A.1)                 Restated Certificate of Incorporation for U S WEST, Inc.
                        (Exhibit 3A to Form S-4/A Registration Statement
                        No. 333-45765, filed March 18, 1998).
(3-A.2)                 Articles of Incorporation for U S WEST Capital
                        Funding, Inc. (Exhibit 3-A.2 to Form S-4 Registration
                        Statement No. 333-92523, filed December 10, 1999).
(3-B.1)                 Bylaws of U S WEST, Inc. (formerly "USW-C, Inc."), effective as of June 12, 1998 (Exhibit 3(ii) to Form 8-K/A dated
                        June 26, 1998, File No. 1-14087).
(3-B.2)                 Bylaws of U S WEST Capital Funding, Inc. (Exhibit 3-B.2 to
                        Form S-4 Registration Statement No. 333-92523, filed
                        December 10, 1999).
(4-A)                   Form of Rights Agreement between U S WEST, Inc. (formerly
                        "USW-C, Inc.") and State Street Bank and Trust Company, as
                        Rights Agent, dated as of June 1, 1998 (Exhibit 4-A to the
                        Form S-4/A Registration Statement No. 333-45765, filed
                        April 2, 1998).
(4-A.1)                 Amendment No. 1 to Rights Agreement between
                        U S WEST, Inc. and State Street Bank and Trust Company,
                        dated as of May 16, 1999 (Exhibit 4 to Form 8-K, dated
                        May 21, 1999, File No. 1-14087).
(4-A.2)                 Amendment No. 2 to Rights Agreement between
                        U S WEST, Inc. and State Street Bank and Trust Company,
                        dated as of July 18, 1999 (Exhibit 4-A.2 to Form 10-Q for
                        the quarter ended June 30, 1999, File No. 1-14087).
(4-A.3)                 Registration Rights Agreement, dated August 20, 1999,
                        between U S WEST Capital Funding, Inc., U S WEST, Inc., J.P.
                        Morgan Securities, Inc. and Merrill Lynch, Pierce, Fenner &
                        Smith Incorporated (Exhibit 4-A.3 to Form S-4 Registration
                        Statement No. 333-92523, filed December 10, 1999).
4-B                     Form of Letter of Transmittal.
(4-C)                   Indenture dated as of June 29, 1998 by and among U S WEST
                        Capital Funding, Inc., U S WEST, Inc. and The First
                        National Bank of Chicago (now known as Bank One Trust
                        Company, National Association) as Trustee filed as
                        Exhibit 4(a) to Form 8-K dated November 18, 1998, File
                        No. 1-14087. The form or forms of debt securities with
                        respect to each particular series of debt securities
                        registered hereunder will be filed as an exhibit to a
                        Current Report on Form 8-K of U S WEST, Inc. and
                        incorporated herein by reference.
(5-A.1)                 Opinion of Cadwalader, Wickersham & Taft with respect to
                        legality of the securities being registered (Exhibit 5-A.1 to Form S-4 Registration Statement No. 333-92523, filed
                        December 10, 1999).
(5-A.2)                 Opinion of Thomas O. McGimpsey, Senior Attorney and
                        Assistant Secretary of U S WEST, Inc., with respect to
                        legality of the securities being registered (Exhibit 5-A.2 to Form S-4 Registration Statement No. 333-92523, filed
                        December 10, 1999).
(8)                     Opinion of Cadwalader, Wickersham & Taft with respect to
                        certain tax matters (included in Exhibit 5-A.1).
(10-A)                  Employee Matters Agreement between U S WEST, Inc. (renamed
                        "MediaOne Group, Inc.") and USW-C, Inc. (renamed
                        "U S WEST, Inc."), dated June 5, 1998 (Exhibit 99.2 to
                        Form 8-K/A dated June 26, 1998, File No. 1-14087).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
(10-B)                  Tax Sharing Agreement between U S WEST, Inc. (renamed
                        "MediaOne Group, Inc.") and USW-C, Inc. (renamed
                        "U S WEST, Inc."), dated June 5, 1998 (Exhibit 99.3 to
                        Form 8-K/A dated June 26, 1998, File No. 1-14087).
(10-C)                  364-Day Credit Agreement, dated May 8, 1998, with Morgan
                        Guaranty Trust Company of New York, as administrate agent
                        (Exhibit 10A to Form 10-Q for the quarter ended March 31,
                        1998, File No. 1-14087).
(10-D)                  Five year Credit Agreement, dated May 8, 1998, with Morgan
                        Guaranty Trust Company of New York, as administrative agent
                        (Exhibit 10B to Form 10-Q for the quarter ended March 31,
                        1998, File No. 1-14087).
(10-D.1)                Amendment No. 1 to Credit Agreements dated as of June 30,
                        1998 to the 364-Day Credit Agreement and the Five-year
                        Credit Agreement, each dated as of May 8, 1998, among
                        U S WEST Capital Funding, Inc., U S WEST, Inc., the banks
                        listed on the signature pages thereto and Morgan Guaranty
                        Trust Company of New York (Exhibit 10(e)(1) to Form 10-Q
                        for the quarter ended September 30, 1998, File
                        No. 1-14087).
(10-D.2)                Amended and Restated Credit Agreement, dated as of May 7,
                        1999, among U S WEST Capital Funding, Inc.,
                        U S WEST, Inc. and the banks listed on the signature
                        pages thereof (Exhibit (b)(4) to Schedule 14D-1 and
                        Schedule 13D, dated May 21, 1999, as amended).
(10-D.3)                Amendment to Credit Agreements, dated as of June 11, 1999, which further amends (i) the 364-Day Credit Agreement dated as of May 8, 1999, as amended and (ii) the Five-Year Credit
                        Agreement dated as of May 8, 1998, as amended, among
                        U S WEST Capital Funding, Inc., U S WEST, Inc., the banks
                        listed on the signature pages thereto, and Morgan Guaranty
                        Trust Company of New York (Exhibit 10-D.3 to Form 10-Q for
                        the quarter ended June 30, 1999, File No. 1-14087).
(10-D.4)                364-Day $1.5 billion Credit Agreement dated as of June 11,
                        1999, among U S WEST Capital Funding, inc., and
                        U S WEST, Inc., the banks listed therein and Morgan Guaranty
                        Trust Company of New York, as administrative agent
                        (Exhibit (b)(6) to Amendment No. 3 to Schedule 14D-1 and
                        Schedule 13D, dated June 11, 1999, filed on behalf of Global
                        Crossing Ltd. and U S WEST, Inc.).
(10-D.5)                Assignment and Assumption Agreement among each institution listed on Schedule 1 thereto, U S WEST, Inc. and Morgan
                        Guaranty Trust Company of New York, dated as of July 6, 1999
                        (Exhibit 10-D.5 to Form 10-Q for the quarter ended June 30,
                        1999, File No. 1-14087).
(10-E)                  364-Day Credit Agreement, among the banks listed therein,
                        U S WEST Communications, Inc. and Morgan Guaranty Trust
                        Company of New York, as administrative agent, dated as of
                        May 19, 1999 (Exhibit 10-E to Form 10-Q for the quarter
                        ended June 30, 1999, File No. 1-14087).
(10-F)                  Amendment No. 1 to Credit Agreement to the 364-Day Credit
                        Agreement, dated as of May 19, 1998, among U S WEST
                        Communications, Inc., U S WEST, Inc., the banks listed on
                        the signature pages thereto and Morgan Guaranty Trust
                        Company of New York, as administrative agent, dated as of
                        June 11, 1999 (Exhibit 10-F to Form 10-Q for the quarter
                        ended June 30, 1999, File No. 1-14087).
(10-G)                  Change of Control Agreement for the President and Chief
                        Executive Officer (Exhibit 10(f) to Form 10-Q for the
                        quarter ended June 30, 1998, File No. 1-14087).
(10-G.1)                Retention Agreement for the Chairman, Chief Executive
                        Officer and President of U S WEST, Inc., dated as of
                        September 7, 1999 (Exhibit 10-G.1 to Form 8-K dated
                        September 20, 1999, File No. 1-14087).
(10-H)                  Form of Change of Control Agreement for Tier II Executive
                        (Exhibit 10(g) to Form 10-Q for the quarter ended June 30,
                        1998, File No. 1-14087.
(10-H.1)                Form of Retention Agreement for Executive Officers of
                        U S WEST, Inc. (Exhibit 10-H.1 to Form 8-K dated
                        September 20, 1999, File No. 1-14087).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
(10-I)                  Form of Executive Severance Agreement (Exhibit 10(h) to
                        Form 10-Q for the quarter ended June 30, 1998, File
                        No. 1-14087).
(10-J)                  1998 U S WEST Stock Plan (Exhibit 10-A to the Form S-4
                        Registration Statement No. 333-45765, filed February 6,
                        1998, as amended).
(10-K)                  U S WEST Long-Term Incentive Plan (Exhibit 10-D to the
                        Form S-4 Registration Statement No. 333-45765, filed
                        February 6, 1998, as amended).
(10-L)                  U S WEST Executive Short-Term Incentive Plan (Exhibit 10-E
                        to the Form S-4 Registration Statement No. 333-45765, filed
                        February 6, 1998, as amended).
(10-M)                  U S WEST 1998 Broad Based Stock Option Plan dated June 12,
                        1998 (Exhibit 10(l) to Form 10-Q for the quarter ended
                        September 30, 1998, File No. 1-14087).
(10-N)                  U S WEST Deferred Compensation Plan, amended and restated
                        effective as of June 12, 1998 (Exhibit 10(m) to Form 10-Q
                        for the quarter ended September 30, 1998, File
                        No. 1-14087).
(10-O)                  U S WEST 1998 Stock Plan, as amended June 22, 1998
                        (Exhibit 10(n) to Form 10-Q for the quarter ended
                        September 30, 1998, File No. 1-14087).
(10-O.1)                1998 U S WEST Stock Plan, as amended August 6, 1999
                        (Exhibit 10-O.1 to Form 10-Q for the quarter ended
                        September 30, 1999, File No. 1-14087).
(10-O.2)                1999 U S WEST Stock Plan, as amended August 6, 1999
                        (Exhibit 10-O.2 to Form 10-Q for the quarter ended
                        September 30, 1999, File No. 1-14087).
(10-P)                  Shareowner Investment Plan dated June 12, 1998 (Form S-3
                        Registration Statement No. 333-52781, filed May 15, 1998).
(10-Q)                  Form of Non-Qualified Stock Option Agreement (Exhibit 10-Q
                        to Form 10-Q for the quarter ended March 31, 1999, File
                        No. 1-14087).
(10-R)                  Form of Agreement for Purchase and Sale of Telephone
                        Exchanges, dated as of June 16, 1999, between Citizens
                        Utilities Company and U S WEST Communications, Inc.
                        (Exhibit 99 to Form 8-K, dated June 17, 1999, File
                        No. 1-14087).
12                      Computation of Ratio of Earnings to Fixed Charges.
(13)                    U S WEST 1998 Summary Annual Report to Stockholders
                        (Exhibit 13 to Form 8-K dated February 24, 1999, File
                        No. 1-14087).
(21)                    Subsidiaries of the Registrant (Exhibit 21 to Form 10-K/A
                        for the year ended December 31, 1998).
23-A                    Consent of Arthur Andersen LLP.
(23-B)                  Consent of Cadwalader, Wickersham & Taft (included in
                        Exhibit 5-A.1).
(24)                    Powers of Attorney (Exhibit 24 to Form S-4 Registration
                        Statement No. 333-92523, filed December 10, 1999).
(25)                    Statement of Eligibility of Trustee (Exhibit 25 to Form S-3
                        dated May 6, 1998, File No. 333-51907).
(99)                    Annual Report on Form 11-K for the U S WEST Savings
                        Plan/ESOP for the year ended December 31, 1998 (Exhibit 99 to Form 10-K/A filed by amendment on Form SE, File
                        No. 1-14087), Paper Copy (P).